UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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GoDaddy Inc.

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GoDaddy

Notice of 2021 Annual Meeting of Stockholders

to be held on June 2, 2021

GODADDY INC.
14455 N. Hayden Road
Scottsdale, Arizona 85260
NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 2, 2021
Dear Stockholders of GoDaddy Inc.:
You are cordially invited to the 2021 virtual annual meeting of stockholders, or the Annual Meeting, of GoDaddy Inc., or the Company, a Delaware corporation, or any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, June 2, 2021 at 8:00 a.m. PDT and will be conducted virtually via live webcast. To participate at this year’s Annual Meeting, you must register beforehand by visiting www.proxydocs.com/GDDY by 2:00 p.m. PDT on May 31, 2021, or the Registration Deadline. You will be asked to provide the control number located inside the shaded gray box on your notice or the proxy card, or the Control Number, as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. You will not be able to attend the Annual Meeting physically. Once registered you will be able to listen to the Annual Meeting live, submit questions and vote online.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.    to elect three Class III directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;
2.    to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.    to approve named executive officer compensation in a non-binding advisory vote; and
4.    to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors, or our Board, has fixed the close of business on Monday, April 12, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 12, 2021 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 22, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and our 2020 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2020 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.
We appreciate your continued support of GoDaddy Inc. and look forward to either greeting you at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,
Aman Bhutani
Chief Executive Officer and Director
Scottsdale, Arizona
April 22, 2021

GODADDY INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. PDT on Wednesday, June 2, 2021
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the Annual Meeting of the Company, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Wednesday, June 2, 2021 at 8:00 a.m. PDT and will be conducted virtually via a live webcast. To participate at this year’s Annual Meeting, you must register beforehand by visiting www.proxydocs.com/GDDY by 2:00 p.m. PDT on May 31, 2021, the Registration Deadline. You will be asked to provide the Control Number located inside the shaded gray box on your notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. You will not be able to attend the Annual Meeting physically. Once registered, you will be able to listen to the Annual Meeting live, submit questions and vote online. The Notice, containing instructions on how to access this proxy statement and our 2020 annual report is first being mailed on or about April 22, 2021 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:
•the election of three Class III directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier death, resignation or removal;
•a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;
•a non-binding advisory vote on executive compensation; and
•any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•"FOR" the election of Herald Y. Chen, Brian H. Sharples and Leah Sweet as Class III directors;
•"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021; and
•"FOR" the approval of named executive officer compensation pursuant to a non-binding advisory vote.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on April 12, 2021, or the Record Date, may vote at the Annual Meeting. As of the Record Date, there were 167,877,174 shares of our Class A common stock and 478,723 shares of our Class B common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our Class A common stock and Class B common stock held by them on the Record Date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our Class A common stock and Class B common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co. LLC, or AST, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Street Name Stockholders. If shares of our Class A common stock and Class B common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting so long as you register to attend the Annual Meeting at www.proxydocs.com/GDDY by 2:00 p.m. PDT on Monday, May 31, 2021, or the Registration Deadline. You will be asked to provide the control number located inside the shaded gray box on your Notice or proxy card, or the Control Number, as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our Class A common stock and Class B common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as "street name stockholders."
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. PDT on June 1, 2021 (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by voting during the virtual Annual Meeting through www.proxydocs.com/GDDY. To be admitted to the Annual Meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/GDDY by the Registration Deadline.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:
•entering a new vote by Internet or by telephone (until the applicable deadline for each method as set forth above);
•returning a later-dated proxy card (which automatically revokes the earlier proxy card);
•notifying our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) at www.proxydocs.com/GDDY.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

How can I attend the Annual Meeting?
The Annual Meeting will be accessible through the Internet via a live webcast. Prior registration to attend the Annual Meeting by the Registration Deadline at www.proxydocs.com/GDDY is required.
You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on our Record Date of April 12, 2021 or hold a valid proxy for the meeting. To be admitted to the Annual Meeting's live webcast, you must register at www.proxydocs.com/GDDY by the Registration Deadline as described in the Notice or proxy card. As part of the registration process, you must enter the Control Number. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.
This year's stockholders question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxydocs.com/GDDY after logging in with your Control Number.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Aman Bhutani has been designated as proxy by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2020 annual report, primarily via the Internet. On or about April 22, 2021, we expect to mail to all stockholders the Notice containing instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2020 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
What matters are considered "routine" and "non-routine"?
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal No. 2) is considered "routine" under applicable federal securities rules. The election of Class III directors (Proposal No. 1), and the advisory non-binding vote to approve the compensation of our named executive officers (Proposal No. 3) are considered "non-routine" under applicable federal securities rules.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder's affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting (Proposals No. 2 and No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote "FOR" or "WITHHOLD" and abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting. This means that the three nominees for Class III director who receive the largest number of votes cast "for" will be elected as Class III directors. You may vote "FOR," or "WITHHOLD" for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted "WITHHOLD" will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will not affect the outcome of voting on this proposal.
•Proposal No. 3: The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws, or our Bylaws, and Delaware law. The holders of record of a majority of the voting power of the issued and outstanding shares of our capital stock (holders of the Class A common stock and Class B common stock) entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, including the Annual Meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our Class A common stock and Class B common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter - the proposal to ratify the appointment of Ernst & Young LLP.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations identifying individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GoDaddy Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

Who will serve as inspector of elections?
A representative from the Company will serve as the inspector of elections.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K to be filed with the U.S. Securities Exchange Commission, or SEC, within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800
Stockholders who beneficially own shares of our Class A common stock or Class B common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The name of stockholders of record entitled to vote at the annual meeting will be available from our Corporate Secretary for ten days prior to the meeting for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m. PDT at our corporate headquarters located at 14455 N. Hayden Road, Scottsdale, Arizona. Please contact our Secretary a reasonable time in advance to make appropriate arrangements, but in no event less than 48 hours in advance of your desired visiting time. To the extent the Company is unable to make the list available in person ten days prior to the Annual Meeting, the Company will provide it electronically upon request for any purpose germane to the Annual Meeting. The list of stockholders will also be available during the Annual Meeting through the meeting website at www.proxydocs.com/GDDY.
What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
GoDaddy Inc.
Attention: Corporate Secretary
14455 N. Hayden Road
Scottsdale, Arizona
(480) 505-8800

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) pursuant to our notice of meeting delivered pursuant to Section 2.04 of our Bylaws, (ii) by or at the direction of our Board or any authorized committee thereof, or (iii) properly brought before the annual meeting by any stockholder who is entitled to vote at the meeting, who, has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our annual meeting of stockholders in 2022, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 2, 2022; and
•not later than the close of business on March 4, 2022.
In the event we hold our 2022 annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of the preceding annual meeting, notice of a stockholder proposal not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations must include the nominee's name and qualifications for membership on our Board and should be directed to our Secretary in writing at the address set forth above. Following verification of the stockholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the Nominating and Corporate Governance Committee. For additional information regarding stockholder recommendations for director candidates, see the section titled "Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors."
In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require the notice to be received by our Secretary within the time period described above under the section titled "Stockholder Proposals" for stockholder proposals not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our Bylaws may be obtained by accessing our filings on the SEC's website at www.sec.gov. You may also contact our Secretary, in writing, at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
How can I contact GoDaddy's transfer agent?
You may contract our transfer agent, AST, by telephone at (800) 937-5449 (toll-free for United States residents), or by email at info@amstock.com. Materials may be mailed to AST at:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219

PILLARS OF OUR SUCCESS
Our mission is to empower entrepreneurs everywhere. To achieve that mission, we have sought to understand the most important issues facing our stakeholders, our society, our business and our industry, and to take proactive steps to ensure that we have adopted the best environmental, social, and governance, or ESG, practices possible.
We conducted our first materiality analysis of ESG priorities in 2020 to identify the issues that are essential to our success and to prioritize the key concerns to us and to our stakeholders. We have committed to ensuring that our priorities in these areas continue to align with our stakeholders' expectations, market trends and business risks and opportunities.
We have developed an ESG program which includes:
•Board and executive level oversight, with an executive committee including our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, and other relevant personnel, which reviews all ESG programs and practices, and reports to the Board of Directors quarterly, beginning in the first quarter of 2021;
•An ESG Steering Committee comprised of ten department heads, who work toward achieving ESG objectives; and
•An annual ESG Report, with the inaugural Report expected in the second quarter of 2021.
Our ESG program focuses on developing and adopting best practices in three Pillars: Customers, Employees, and Operations. Highlights of our program in each Pillar are identified below:

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board, which is currently comprised of nine members. Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. We have historically operated as a classified Board. As part of the Nominating Committee’s review of corporate governance policies, the Committee has developed a proposal to declassify the Board, which will be presented for Board action in 2021 and considered by the stockholders at our 2022 annual meeting.
Each director's term continues until the election and qualification of a successor, or their earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Upon the recommendation of our Nominating and Corporate Governance Committee, we are nominating Herald Chen, Leah Sweet and Brian Sharples to serve as Class III directors. If elected, Messrs. Chen and Sharples and Ms. Sweet will hold office for a three-year term until the annual meeting of stockholders to be held in 2024.
Set forth below are the names and certain information about the nominees for Class III directors. The names of, and certain information about, the continuing members of our Board are also set forth below. All information is as of April 22, 2021.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Herald Y. Chen(2)	III	51	Director	2014	2021	2024
Leah Sweet(2)	III	52	Director	2020	2021	2024
Brian H. Sharples(2)	III	60	Director	2016	2021	2024
Continuing Directors
Caroline Donahue(1)	I	60	Director	2018	2022	—
Charles J. Robel(1)(3)	I	71	Chairman of the Board	2014	2022	—
Aman Bhutani	I	45	Chief Executive Officer and Director	2019	2022	—
Mark Garrett(1)	II	63	Director	2018	2023	—
Ryan Roslansky(3)	II	43	Director	2018	2023	—
Lee E. Wittlinger(3)	II	38	Director	2014	2023	—
_________________________________
(1)    Member of our Audit and Finance Committee.
(2)    Member of our Compensation Committee.
(3)    Member of our Nominating and Corporate Governance Committee.
Nominees for Director
Herald Y. Chen has served as a member of our Board since its formation in May 2014 and as a member of the board of Desert Newco from December 2011 to March 2015. Mr. Chen has served as President, Chief Financial Officer and a board member of AppLovin since November 2019. Prior to this role, Mr.Chen was the head of Technology, Media and Telecom at Kohlberg Kravis Roberts & Co. L.P., together with its affiliates, or KKR, from 2007 to 2019, having previously worked for the firm from 1995 to 1997. Mr. Chen currently serves on the board of directors of several private companies. Mr. Chen holds a B.S. in Economics (Finance), a B.S.E. in Mechanical Engineering from the University of Pennsylvania, and an M.B.A. from the Stanford University Graduate School of Business.
We believe Mr. Chen is qualified to serve as a member of our Board because of his experience in the technology industry as an investment professional and his strategic insight and operational leadership as a former executive of technology companies.

Brian H. Sharples has served as a member of our Board since March 2016. From April 2004 through September 2016, Mr. Sharples served as Chief Executive Officer of HomeAway, Inc., a vacation rental marketplace. Mr. Sharples served as Chairman of HomeAway until January 2017, and as a member of the board of directors of Kayak Software Corporation, a software company, from 2010 to 2015. He currently serves on the board of directors of Avalara, Inc., a tax compliance automation software company, Yelp, Inc., an interactive social platform for consumers and businesses, Ally Financial Inc., a financial services company, and several private companies, including Moose Pond Acquisition Corp, NCV I, which has filed a registration statement with the SEC related to a potential initial public offering. Mr. Sharples holds a B.S. in Math and Economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business.
We believe Mr. Sharples is qualified to serve as a member of our Board because of his extensive experience as an executive of companies in the technology industry.
Leah Sweet has served as a member of our Board since February 2020. Ms. Sweet served in various roles at PayPal from 2014 until 2021, including most recently as the Senior Vice President of Global Design, Delivery and Operations. Ms. Sweet also currently serves on the board of directors of BMC Technologies, a private company. Ms. Sweet holds a B.S. in Industrial Engineering from Iowa State University.
We believe Ms. Sweet is qualified to serve as a member of our Board because of her experience and perspective as an executive in the technology industry.
Continuing Directors
Amanpal S. Bhutani has served as our Chief Executive Officer, or CEO, and as a member of our Board since 2019. Since 2018, Mr. Bhutani has served on the board of The New York Times Company. From 2015 to 2019, Mr. Bhutani was the president of the Brand Expedia Group at Expedia Group, Inc. From 2010 to 2015, he was the senior vice president of Expedia Worldwide Engineering at Expedia Group, Inc. From 2008 to 2015, he was the technology senior director at JPMorgan Chase and Co., and from 2002 to 2008, he was the senior vice president of ecommerce technology at Washington Mutual, Inc., which was acquired by JPMorgan Chase and Co. in 2008. Prior to that, Mr. Bhutani was the founder and technical lead at a startup and was a senior engineer at a consultancy. Mr. Bhutani holds a B.A. in economics from Delhi University and an M.B.A. from Lancaster University.
We believe Mr. Bhutani brings to the Company and the Board extensive technological and international business expertise gained from his collective experiences in senior leadership roles at digital and consumer-facing companies. This experience provides the Board with a valuable, highly relevant perspective on the Company's innovation efforts as the Company positions itself for further growth.
Caroline Donahue has served as a member of our Board since July 2018. Ms. Donahue served as the Chief Marketing and Sales Officer and Executive Vice President of Intuit Inc. from August 2012 to September 2016. Ms. Donahue currently serves on the board of directors of Experian plc, a global information services company providing data and analytical tools, and several non-profit organizations. Ms. Donahue holds a B.A. in English from Northwestern University.
We believe Ms. Donahue is qualified to serve as a member of our Board because of her extensive international markets and technology experience and knowledge of consumer sales and marketing, innovation and consumer-centricity. The Board also benefits from her insight and extensive experience in mass-market, digital, multi-channel and business-to-consumer distribution, marketing and brand and sales management.
Mark Garrett has served as a member of our Board since February 2018. Mr. Garrett has served as Vice Chairman of NightDragon Acquisition Corporation since February 2021. He has also served as a Special Adviser at General Atlantic since June 2018. From February 2007 to April 2018, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Adobe Systems Incorporated, a global software company. Since July 2015, Mr. Garrett has served on the board of directors of Pure Storage, Inc., a data management company, and has informed Pure Storage of his intention to step down by the end of 2021. Since April 2018, Mr. Garrett has served on the board of directors of Cisco Systems, Inc., a technology company, and on the board of directors of Snowflake Inc., a data cloud company. He also currently serves on the board of directors of HireRight, LLC, a private company. Mr. Garrett previously served on the board of directors of Model N, Inc., a software company, from January 2008 to May 2016. Mr. Garrett holds a B.A. in Accounting and Marketing from Boston University and an M.B.A. in Organizational Behavior from Marist College.
We believe Mr. Garrett is qualified to serve as a member of our Board because of his financial and accounting expertise and his executive experience with other technology companies.

Charles J. Robel has served as a member of our Board since its formation in May 2014, as Chairman of the Board since March 2015, and as a member of the board of directors of Desert Newco from December 2011 to March 2015. From May 2008 until December 2011, when certain investors acquired a controlling interest in Desert Newco, he also served as a member of the board of directors. Mr. Robel has served as a member of the board of directors of Sumo Logic, a software company, since April 2018. From November 2005 to August 2015, Mr. Robel served as a member of the board of directors of Informatica Corporation, a software company. Mr. Robel served as a member of the board of directors of Jive Software, Inc., a collaborative software company, from January 2011 to June 2017 and he also served as a member of the board of directors of Model N, Inc., a software company, from January 2007 to February 2019. Mr. Robel served as a member of the board of directors of Palo Alto Networks, Inc., a network enterprise security company, from January 2011 to December 2014. Mr. Robel also serves on the board of directors of two private companies. Mr. Robel holds a B.S. in Accounting from Arizona State University.
We believe Mr. Robel is qualified to serve as a member of our Board because of his financial, accounting and compliance expertise, and his experience serving on the board of directors of other public and private technology companies.
Ryan Roslansky has served as a member of our Board since July 2018. Mr. Roslansky has served in various roles at LinkedIn since joining in May 2009, including most recently as the global head of product of LinkedIn and effective June 1, 2020, as Chief Executive Officer. Prior to LinkedIn, Mr. Roslansky was the SVP of Product at Glam Media, and held various product and general management positions at Yahoo!, including spearheading the acquisition of Overture in 2003.
We believe Mr. Roslansky is qualified to serve as a member of our Board because of his experience and perspective as an executive in the technology industry.
Lee E. Wittlinger has served as a member of our Board since its formation in May 2014 and as a member of the board of directors of Desert Newco, LLC, or Desert Newco, from February 2014 to March 2015. Mr. Wittlinger joined Silver Lake Partners, together with its affiliates, Silver Lake, in July 2007 and has served as Managing Director since January 2018. From June 2005 to June 2007, Mr. Wittlinger worked as an investment banker at Goldman, Sachs & Co. LLC. Mr. Wittlinger currently serves on the board of directors of AMC Entertainment Holdings, Inc., a theatrical exhibition business, and several private companies. Mr. Wittlinger graduated summa cum laude from the Wharton School of the University of Pennsylvania, where he received a B.S. in Economics.
We believe Mr. Wittlinger is qualified to serve as a member of our Board because of his experience and perspective as an investment professional and banker in the technology industry.
Director Independence
Our Board has determined that each of our directors, except our CEO Aman Bhutani, qualifies as an "Independent Director," as that term is defined in the New York Stock Exchange, or NYSE, listing standards.
Our Board has also determined that each member of the Audit and Finance Committee and the Compensation Committee of the Board meets the independence requirements applicable to those committees as prescribed by the NYSE listing standards and, with respect to the Audit and Finance Committee, under applicable SEC rules and regulations. There are no family relationships between or among our directors, nominees or executive officers.
Role of the Board
The role of our Board is to oversee the performance of our CEO and other senior management and to assure the best interests of our stockholders are being served. The directors provide oversight in the formulation of our long-term strategic, financial and organizational goals and of the plans designed to achieve those goals. The day-to-day business is carried out by our employees, managers and officers, under the direction of our CEO and the oversight of our Board, with the goal of enhancing our long-term value for the benefit of our stockholders. Our Board reviews and approves standards and policies to ensure we are committed to achieving our objectives through the maintenance of the highest standards of responsible conduct and ethics.
Our Board understands that effective directors act on an informed basis after thorough inquiry and careful review, appropriate in scope to the magnitude of the matter being considered. The directors know their position requires them to ask probing questions of management and outside advisors. Our Board also relies on the advice, reports and opinions of management, counsel and expert advisors. In doing so, our Board evaluates the qualifications of those it relies upon for information and advice and also looks to the processes used by managers and advisors in reaching their recommendations. In addition, our Board has the authority to hire outside advisors at our expense if it feels that is appropriate.

Board and Board Committees Self-Evaluation Process
Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and Board committees. Our Board annually evaluates the performance of the Board and its committees. As part of the Board's self-assessment process, directors are provided with detailed questionnaires and participate in a guided, interview-based self-evaluation designed to offer a thoughtful and substantive reflection on the Board's and committees' performance. The questionnaires and interviews consider various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. As set forth in its charter, the Nominating and Corporate Governance Committee oversees the Board and committee self-evaluation process. The Nominating and Corporate Governance Committee reviews the questionnaires and considers whether changes are recommended and reports the results to the Board.
Chairperson
Our Corporate Governance Guidelines provide that our Board may, but is not required to, elect a chairperson. If our Board chooses to elect a chairperson, the chairperson will be elected annually by a majority of the directors upon recommendation from the Nominating and Corporate Governance Committee. Charles J. Robel has served as Chairman of the Board since March 2015. Since 2015, Mr. Robel has also chaired executive sessions of the Board based on his expertise in matters of the Board and his ability to liaise with our other directors.
Board Meetings and Committees
During the year ended December 31, 2020, our Board held nine meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.
Directors are expected to prepare for, attend and actively participate in all Board and committee meetings. We strongly encourage, but do not require, members of our Board to attend our annual meetings of stockholders. All of our directors attended our 2020 annual meeting of stockholders.
Our Board has established three standing committees: an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.
Membership in Standing Committees as of April 22, 2021

Audit and Finance Committee
During 2020, our Audit and Finance Committee held six meetings. Our Audit and Finance Committee is comprised of Ms. Donahue and Messrs. Garrett and Robel, with Mr. Robel serving as chairman. The composition of our Audit and Finance Committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations, including Rule 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934 as amended, or the Exchange Act. Each member of our Audit and Finance Committee also meets the financial literacy requirements of the current NYSE listing standards. In addition, our Board has determined that Messrs. Garrett and Robel are "financial experts" within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Audit and Finance Committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helps to ensure the independence and performance of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year end operating results with management and the independent registered public accounting firm;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management, including guidelines and policies with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment, tax and cybersecurity matters;
•reviews related party transactions;
•at least annually, obtains and reviews a report by the independent registered public accounting firm describing our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues;
•reviews overall effectiveness of Company's legal, regulatory and ethical compliance programs and compliance with export control regulations; and
•approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our Audit and Finance Committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee
During 2020, our Compensation Committee held seven meetings. Our Compensation Committee is comprised of Messrs. Chen and Sharples and Ms. Sweet, with Mr. Sharples serving as chairman. Greg Mondre resigned from our Compensation Committee in February 2020, in connection with his resignation from the Board and Ms. Sweet was appointed to fill the vacancy. The composition of our Compensation Committee meets the requirements for independence under current NYSE listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee, among other things:
•provides oversight of our compensation policies, plans and benefits programs and our overall compensation philosophy;
•assists our Board in discharging its responsibilities relating to (i) oversight of the compensation of our CEO and other executive officers (including officers reporting under Section 16 of the Exchange Act) and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and
•administers our equity compensation plans for our executive officers, employees, directors and other service providers.
Our Compensation Committee seeks to ensure our compensation plans, policies and programs are structured to attract, retain and motivate the best available personnel for positions of substantial responsibility with us, to provide incentives for such persons to perform to the best of their abilities for us and to promote the success of our business. The Compensation Committee conducts an annual review of director and officer compensation. This review includes input from Compensia, Inc., an independent compensation consultant, or Compensia, in order to evaluate director and officer compensation compared to other companies of like size in the industry. Any change in officer or Board compensation must be approved by the full Board.
Our Compensation Committee operates under a written charter satisfying the applicable rules of the SEC and the listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Nominating and Corporate Governance Committee
During 2020, our Nominating and Corporate Governance Committee held three meetings. Our Nominating and Corporate Governance Committee is comprised of Messrs. Robel, Roslansky and Wittlinger, with Mr. Robel serving as chairman. Greg Mondre resigned from our Nominating and Corporate Governance Committee in February 2020, in connection with his resignation from the Board. Mr. Wittlinger was appointed to the Nominating and Corporate Governance Committee in April 2020. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE listing standards. Our Nominating and Corporate Governance Committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;
•evaluates the performance of our Board and of individual directors;
•considers and makes recommendations to our Board regarding the composition of our Board and its committees;
•reviews developments in corporate governance practices and considers initiatives in corporate responsibility, sustainability and community involvement; and
•develops and makes recommendations to our Board regarding corporate governance guidelines and matters.
Our Nominating and Corporate Governance Committee operates under a written charter satisfying the applicable listing standards of the NYSE, a copy of which is available on our website at https://aboutus.godaddy.net/investor-relations/governance.
Compensation Committee Interlocks
None of the members of our Compensation Committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers, among other things:
•the qualifications, skills and other expertise required to be a director and recommends to our Board for its approval criteria to be considered in selecting nominees for director, or the Director Criteria;
•evaluates the current composition of our Board and its committees, determines future requirements and makes recommendations to our Board for approval consistent with the Director Criteria;
•identifies, evaluates and selects, or recommends for the selection of our Board candidates to fill new positions or vacancies on our Board consistent with the Director Criteria;
•considers any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of our amended and restated certificate of incorporation, or the Certificate, and our Bylaws;
•evaluates the performance of individual members of our Board eligible for re-election, and selects, or recommends for the selection of our Board, the director nominees by class for election to our Board;

•considers our Board's leadership structure, including whether to appoint a Chairman of our Board, and make such recommendations to our Board;
•develops and reviews periodically the policies and procedures for considering stockholder nominees for election to our Board;
•evaluates and recommends termination of membership of individual directors for cause or other appropriate reasons; and
•evaluates the "independence" of directors and director nominees against the independence requirements of the NYSE, applicable rules and regulations promulgated by the SEC and other applicable laws.
Other than the foregoing, there are no stated minimum criteria for director nominees.
After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee reports to our Board its recommendations. Our Nominating and Corporate Governance Committee considers diversity including, but not limited to, highly qualified women and individuals from minority groups, backgrounds and viewpoints when considering nominees for director. While we have not established a formal policy regarding diversity in identifying director nominees, we are committed to increasing the diversity of our Board across a variety of characteristics.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee considers candidates for director recommended by stockholders so long as such recommendations and nominations comply with our Certificate, our Bylaws, NYSE rules and regulations and applicable laws, including SEC rules and regulations.
Nominations of persons for election to our Board may be made by any stockholder who is entitled to vote at the meeting, who complies with the notice requirements set forth in our Bylaws and who was a stockholder of record at the time such notice was delivered to our Secretary.
For nominations to be properly brought a stockholder must give timely notice in writing to our Secretary. To be timely, a stockholder's notice shall be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting. In the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days, from the anniversary date of the previous year's meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which Public Announcement (as defined in our Bylaws) of the date of such meeting is made.
Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or as otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected.
Any stockholder nominations should be sent in writing to our Secretary at GoDaddy Inc., Attn: Corporate Secretary, 14455 N. Hayden Road, Scottsdale, Arizona 85260. To be timely for the 2022 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 4, 2022 and no later than March 7, 2022.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board, or with an individual member or members of our Board, may do so by writing to our Board, or to the particular member or members of our Board, and mailing the correspondence to our Chief Legal Officer at GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our Class A common stock or Class B common stock, or together, common stock, are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our Chief Legal Officer, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted our Corporate Governance Guidelines, which reflect our Board's commitment to a system of governance enhancing corporate responsibility and accountability, as well as compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. Our Corporate Governance Guidelines are available on our website at https://aboutus.godaddy.net/investor-relations/governance. In addition, our Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees, directors and executive officers, including our CEO, chief financial officer and senior financial officers. The Code of Business Conduct and Ethics considers questions of possible conflicts of interest of directors and corporate officers, and approves or prohibits any involvement of such persons in matters that may involve a conflict of interest or corporate opportunity. This Code of Business Conduct and Ethics is posted on our website at https://aboutus.godaddy.net/investor-relations/governance. We intend to disclose on our website any amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics, or any waivers of its requirements.
Risk Management
While our Board is ultimately responsible for risk oversight, our Board committees assist our full Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit and Finance Committee provides oversight and reviews at least annually and discusses with management and the independent auditor our major financial risk exposures and the steps management has taken to monitor and control those exposures, including our guidelines and polices with respect to risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment and tax matters, as well as any other enterprise risk management or business continuity matters our Board may delegate. The Audit Committee is periodically updated regarding our enterprise risk management and other compliance risk programs.
Board's Role in Data Privacy and Cybersecurity Oversight
Our Board is committed to mitigating data privacy and cybersecurity risks and recognizes the importance of these issues as part of our risk management framework. While the Board maintains ultimate responsibility for the oversight of our data privacy and cybersecurity program and risks, it has delegated certain responsibilities to our Audit and Finance Committee. The Audit and Finance Committee assists the Board in its oversight of our data privacy and cybersecurity needs by staying apprised of cyber security incidents, as well as our data privacy and security programs, strategy, policies, standards and processes and making inquiries of management, as appropriate. Our security risk oversight committee comprised of our management and certain senior leadership members meets with our Audit Committee quarterly to review our data privacy and cybersecurity program and risks. The Board is periodically updated regarding these matters.
Non-Employee Director Compensation
Pursuant to our Outside Director Compensation Policy in effect during fiscal year 2020, each member of our Board who is not our employee and is not affiliated with a holder of greater than 5% of any class or series of capital stock, or an Eligible Director, will receive cash and equity compensation for Board services as described below.
The Outside Director Compensation Policy initially was developed and approved in connection with our initial public offering, or IPO, after a review of competitive non-employee director compensation data and analyses. We periodically review the type and form of compensation paid to our non-employee directors, which includes a market assessment performed by Compensia.
Cash Retainers
Our Eligible Directors were entitled to receive the following annual cash retainers for their services in 2020:
•$50,000 per year for service as a Board member;
•$50,000 per year for service as chair of the Board;
•$20,000 per year for service as chair of the Audit and Finance Committee;
•$15,000 per year for service as a member of the Audit and Finance Committee;

•$16,000 per year for service as chair of the Compensation Committee;
•$12,000 per year for service as a member of the Compensation Committee;
•$8,000 per year for service as chair of the Nominating and Corporate Governance Committee; and
•$6,000 per year for service as a member of the Nominating and Corporate Governance Committee.
Our Board approved an increase for certain of the annual cash retainers beginning in 2021. The revised cash retainers are as follows:
•$27,500 per year for service as chair of the Audit and Finance Committee;
•$20,000 per year for service as chair of the Compensation Committee; and
•$12,000 per year for service as chair of the Nominating and Corporate Governance Committee.
Each Eligible Director is entitled to receive a prorated annual cash retainer based on the number of months he or she has, or will have, provided services to us in the fiscal year in which he or she was elected.
Equity Compensation
Initial Award. Each person who becomes an Eligible Director will automatically be granted restricted stock units, or RSUs, with a value of $220,000. The RSUs vest on the first anniversary of the grant date, subject to the Eligible Director continuing to be a service provider.
Annual Award. On the date of each annual meeting, each Eligible Director who has served on our Board for at least six months as of the time of the annual meeting had been granted RSUs with a value of $220,000. The Board approved an increase in the value of the annual RSU award for Eligible Directors to $235,000 beginning in 2021. In addition, on the date of each annual meeting, the chairperson of the board will receive an annual award of RSUs with a value of $80,000 for his or her service as chairperson of our Board. The RSUs vest fully on the day immediately prior to the next annual meeting after the effective date of grant, subject to the Eligible Director continuing to be a service provider.
The number of shares for equity awards granted under the Outside Director Compensation Policy is determined by dividing the specified value by the per share price determined based on the volume weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the month of the grant date.
Pursuant to our 2015 Equity Incentive Plan, or the 2015 Plan, an Eligible Director may not receive in any fiscal year awards with a grant date fair value in excess of $1.0 million or ($2.0 million in connection with initial service as an Eligible Director). Awards granted to an individual while an employee or consultant, but not an Eligible Director, will not count for purposes of this limitation.
Equity Ownership Guidelines for Non-Employee Directors
We have adopted equity ownership guidelines for non-employee directors who receive compensation under our Outside Director Compensation Policy. These guidelines provide that each of these non-employee directors is expected to attain a minimum equity interest ownership equal to three times the annual cash retainer (not including any additional fees received for committee service or serving as a chair of a committee) for Board service as follows: (i) for existing non-employee directors by our 2024 annual stockholder meeting, and then throughout such director's tenure on the Board and (ii) for any new directors, by the fifth annual stockholder meeting after he or she joins the Board, and then throughout such director's tenure on the Board. As of December 31, 2020, our non-employee directors are on track to comply with the equity ownership guidelines within the applicable time periods.

2020 Non-Employee Director Compensation
The following table summarizes compensation for each of our non-employee directors during the year ended December 31, 2020. For all of our non-employee directors, we offer to reimburse travel expenses and other related expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Herald Y. Chen	62,000	249,380(6)	—	311,380
Caroline Donahue	65,000	249,380(6)	13,755	328,135
Mark Garrett	65,000	249,380(6)	14,977	329,357
Gregory K. Mondre(4)	5,667	—	—	5,667
Charles J. Robel	128,000	340,137(7)	7,105	475,242
Ryan Roslansky	56,000	249,380(6)	—	305,380
Brian H. Sharples	66,000	249,380(6)	—	315,380
Leah Sweet(5)	56,833	218,862(8)	3,961	279,656
Lee E. Wittlinger	55,000	249,380(6)	—	304,380
_________________________________
(1)These amounts reflect annual cash retainers earned during fiscal 2020 for his or her service as a member of our Board, and, if applicable, chair of, or as a member of, one or more Board committees, in accordance with our Outside Director Compensation Policy described above.
(2)These amounts reflect the aggregate grant date fair value of RSUs granted during 2020, computed as described in Note 2 to our audited financial statements, which are included in our 2020 Form 10-K, for his or her service as a member of our Board, as described under "Equity Compensation" above.
(3)These amounts reflect health insurance benefits for his or her service as a member of our Board.
(4)Mr. Mondre resigned from our Board effective February 9, 2020.
(5)Ms. Sweet was appointed to our Board effective February 9, 2020.
(6)On June 3, 2020, Messrs. Chen, Garrett, Roslansky, Sharples and Wittlinger and Ms. Donahue were each awarded RSUs covering 3,061 shares of our Class A common stock. 100% of the shares subject to the RSUs will vest on June 1, 2021, or the day immediately prior to our Annual Meeting, subject to each of their continued service with us through such date. As of December 31, 2020, each of these directors held 3,061 RSUs.
(7)On June 3, 2020, Mr. Robel was awarded RSUs covering 4,175 shares of our Class A common stock. 100% of the shares subject to the RSUs will vest on June 1, 2021, or the day immediately prior to our Annual Meeting, subject to his continued service with us through such date. As of December 31, 2020, Mr. Robel held 4,175 RSUs and stock options to purchase a total of 53,627 shares of our Class A common stock.
(8)On February 10, 2020, Ms. Sweet was awarded RSUs covering 3,150 shares of our Class A common stock. 100% of the shares subject to the RSUs vested on February 10, 2021. As of December 31, 2020, Ms. Sweet held 3,150 RSUs.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board is currently comprised of nine members. In accordance with our Certificate, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director's term continues until the election and qualification of his successor, or such director's earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our company.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Herald Y. Chen, Brian H. Sharples and Leah Sweet as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Chen and Sharples and Ms. Sweet will serve as Class III directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a member of our Board. For information concerning the nominees, please see the section titled "Board of Directors and Corporate Governance."
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted "FOR" the election of Messrs. Chen and Sharples and Ms. Sweet. We expect that Messrs. Chen and Sharples and Ms. Sweet will accept such nomination; however, in the event a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting. This means that the three nominees for Class III director who receives the largest number of votes cast "for" will be elected as Class III directors. You may vote "FOR," or "WITHHOLD" for each director nominee. Because the outcome of this proposal will be determined by a plurality vote, shares voted "WITHHOLD" will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit and Finance Committee has reappointed Ernst & Young LLP, or Ernst & Young, to be our independent registered public accounting firm for the year ending December 31, 2021. Ernst & Young has served as our independent registered public accounting firm since 2004.
Notwithstanding the appointment of Ernst & Young, and even if our stockholders ratify the appointment, our Audit and Finance Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our Audit and Finance Committee believes such a change would be in the best interests of us and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021. Our Audit and Finance Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders' views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of Ernst & Young, our Board may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered by Ernst & Young for the years ended December 31, 2019 and 2020 ($ in thousands):

	2019	2020
Audit Fees(1)	$4,965	$4,555
Audit-Related Fees(2)	2	2
Tax Fees(3)	43	96
Total Fees	$5,010	$4,653
_________________________________
(1)    Audit Fees consist of professional services and expenses rendered in connection with (a) the audit of our annual consolidated financial statements and internal control over financial reporting, (b) the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (c) statutory and regulatory filings or engagements and (d) our securities offerings.
(2)    Audit-Related Fees consist of a license fee related to our use of an accounting research tool.
(3)    Tax Fees consist of fees for professional services and expenses for tax compliance, tax advice and tax planning.
Auditor Independence
Our Audit and Finance Committee has reviewed the non-audit services performed by, and the fees paid to, Ernst & Young in 2019 and 2020, respectively, and the proposed services for 2021, and has determined that such services and fees are compatible with Ernst & Young’s independence. All audit and non-audit related services were approved by our Audit and Finance Committee prior to such services being rendered, except for certain tax compliance services rendered to a subsidiary of the Company, which represented less than 0.1% of the fees paid to Ernst & Young in 2020. These tax compliance services were not initially identified as an ongoing service at the time of the Company’s acquisition of the subsidiary in August 2020. When identified, the in-process services were brought to the attention of, and approved by, our Audit and Finance Committee.
There were no other professional services provided by Ernst & Young that would have required our Audit and Finance Committee to consider their compatibility with maintaining the independence of Ernst & Young.
Audit and Finance Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit and Finance Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit and Finance Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Vote Required
The ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will not affect the outcome of voting on this proposal.
THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the "Executive Compensation" section of this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to understand and consider our stockholders' concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe the information we have provided in the "Executive Compensation" section of this proxy statement, and in particular the information discussed in "Executive Compensation-Compensation Discussion and Analysis," demonstrates that our executive compensation program has been designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we ask our stockholders to vote "FOR" the resolution at the Annual Meeting.
Vote Required
The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will result in the approval of the compensation of our named executive officers. You may vote "FOR," "AGAINST," or "ABSTAIN" on this proposal. Abstentions are considered votes cast and will count towards the quorum requirement for the Annual Meeting, and thus, will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF
THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The Audit and Finance Committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The Audit and Finance Committee operates under a written charter approved by our Board, which is available on the Corporate Governance portion of our website at https://aboutus.godaddy.net/investor-relations/governance. The composition of the Audit and Finance Committee, the attributes of its members and the responsibilities of the Audit and Finance Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit and Finance Committee reviews and assesses the adequacy of its charter and the Audit and Finance Committee's performance on an annual basis.
With respect to the Company's financial reporting process, the Company's management is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company's consolidated financial statements. Our independent registered public accounting firm, Ernst & Young, is responsible for auditing the company's consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with United States generally accepted accounting principles and expressing an opinion as to the effectiveness of the Company's internal controls over financial reporting. It is the responsibility of the Audit and Finance Committee to oversee these activities. It is not the responsibility of the Audit and Finance Committee to prepare our consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit and Finance Committee has:
•reviewed and discussed the audited consolidated financial statements with management and Ernst & Young;
•discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission; and
•received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit and Finance Committee concerning independence, and has discussed with Ernst & Young its independence.
Based on the Audit and Finance Committee's review and discussions with management and Ernst & Young, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in our 2020 Annual Report on Form 10-K, filed on February 19, 2021 or the 2020 Form 10-K, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit and Finance Committee:
Charles J. Robel (Chairman)
Caroline Donahue
Mark Garrett

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 22, 2021. Officers are appointed by our Board to hold office until their successors are appointed and qualified.

Name	Age	Position(s)
Aman Bhutani	45	Chief Executive Officer and Director
Raymond E. Winborne	53	Chief Financial Officer
Nick Daddario	52	Chief Accounting Officer
Nima J. Kelly	58	Chief Legal Officer, Executive Vice President and Secretary

For Aman Bhutani's biography, please see the section titled "Board of Directors and Corporate Governance-Continuing Directors."
Raymond E. Winborne has served as our Chief Financial Officer since August 2016. Prior to joining our company, Mr. Winborne served as Executive Vice President and Chief Financial Officer at First Data Corporation from November 2010 through August 2014, and previously as acting Chief Financial Officer from May 2010 until November 2010 and Senior Vice President and Controller from September 2009 until November 2010. Mr. Winborne served as Vice President-Finance and Chief Accounting Officer at Delta Air Lines, Inc. from April 2007 through November 2008, and later as Senior Vice President-Finance and Controller from November 2008 through October 2009. Mr. Winborne also previously held various positions at AT&T and PricewaterhouseCoopers LLP. Mr. Winborne holds a B.S. in Business Administration from Troy University. Mr. Winborne has announced that he will be retiring, effective as of June 30, 2021, or such earlier date as a new Chief Financial Officer is appointed.
Nick Daddario has served as our Chief Accounting Officer since December 2019. Before joining GoDaddy, Mr. Daddario served as Vice President, Controller for Harvest Health & Recreation Inc., from March 2019 to October 2019. Prior to joining Harvest Health, Mr. Daddario held several positions with Marriott International Inc. and Starwood Hotels and Resorts Worldwide Inc. from April 1998 to March 2019, including most recently as Vice President, Corporate Controller and Site Leader. Prior to joining Starwood, Mr. Daddario worked as a Manager in the assurance practice of Arthur Anderson LLP for six years. Mr. Daddario holds a B.S. in Accounting and Finance from the University of Arizona.
Nima J. Kelly has served as our Executive Vice President, Secretary and General Counsel since October 2012 and was appointed as Chief Legal Officer in September 2018. Ms. Kelly also served in various roles at GoDaddy from July 2002 to October 2012, including most recently as Deputy General Counsel. Ms. Kelly holds a B.A. in Political Science, summa cum laude, from Gettysburg College and a J.D. from the University of Pennsylvania School of Law. Ms. Kelly has announced that she will be retiring, effective as of June 30, 2021, or such earlier date as a new Chief Legal Officer is appointed.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The compensation provided to our named executive officers, or NEOs, is detailed in the Summary Compensation Table and other tables and the accompanying footnotes and narrative following this section. This compensation discussion and analysis summarizes the decision process, objectives and philosophy for our executive compensation program and a description of each component of compensation we provide to our NEOs. Our NEOs for 2020 were:
•Aman Bhutani, our Chief Executive Officer;
•Raymond E. Winborne, our Chief Financial Officer;
•James M. Carroll, our President of International Independents Business;(1)
•Nick Daddario, our Chief Accounting Officer;
•Nima J. Kelly, our Chief Legal Officer, Executive Vice President and Secretary; and
•Andrew N. Low Ah Kee, our former Chief Operating Officer(2).
_________________________________
(1)    Mr. Carroll continues to serve in this position as of April 22, 2021 but ceased to be an executive officer in March 2020.
(2)    Mr. Low Ah Kee resigned effective November 13, 2020.
2021 Management Changes
On February 11, 2021, we announced the retirement of Mr. Winborne and Ms. Kelly, effective as of June 30, 2021 or such earlier date as his or her respective successor is appointed. Each of Mr. Winborne and Ms. Kelly entered into a transition agreement that sets forth the terms of his or her employment with us during the transition period and certain severance benefits that he or she will receive upon termination. See “Potential Payments Upon Termination or Change in Control” section below for more detail.
General Compensation Philosophy
Our general compensation philosophy is to provide programs to attract, retain and motivate key employees who are critical to our long-term success and to tie a significant portion of their compensation to delivering business results. Our executive compensation program is comprised of a combination of cash and equity compensation, with an emphasis on both equity and performance. We strive to provide a competitive compensation package to our executive officers to reward the achievement of our business objectives and align their interests with the interests of our stockholders.
In 2018 and 2019, we granted to certain executive officers equity awards that consisted of a mix of stock options subject to time-based vesting, RSUs subject to time-based vesting and performance-based RSUs, or PSUs, with four-year vesting periods, with one-third of each award in the form of stock options, one-third of each award in the form of RSUs and one-third of each award in the form of PSUs. The PSUs generally become eligible to vest only if (1) we achieve annual performance targets (bookings and unlevered free cash flow targets) for each of the four years following the grant date and (2) the recipient remains in service with us through the applicable vesting date.
We believed this design would strengthen the alignment between the interests of our executive officers and stockholders by tying vesting of these awards to achievement against key performance objectives, which would ultimately result in both the growth of our business and the growth in the value of our business. Our use of both time- and performance-based equity awards also promoted executive officer retention by linking vesting to continued employment.
In 2020, we began granting to certain executive officers equity awards that consisted of 50% RSUs with a four-year vesting period and 50% PSUs with a three-year vesting and performance period. The PSUs generally vest based on our total stockholder return, or TSR, over a three-year period relative to the TSR of companies in the Nasdaq Internet Index over the same period. On the settlement date of the applicable performance period, a participant will receive shares of our Class A common stock ranging from 0% to 200% of the originally granted PSUs based on our relative TSR as compared to the companies within the selected index. We introduced the TSR component into our PSU program in order to further enhance the link between the interests of our executives and stockholders and to provide incentives for our executives to drive long-term stockholder value.
In future years, we expect to continue to design our executive compensation program based on a "pay for performance" philosophy, with a significant compensation component earned, in part, based on the achievement of our performance goals.
The table below summarizes significant components of our compensation program.
Pay for Performance
In line with of our "pay for performance" philosophy, a significant amount of the overall compensation for each executive officer, including each NEO, is designed to be "at-risk" based on corporate and individual performance. For 2020, performance-based compensation (consisting of PSUs and annual cash bonus opportunities) made up approximately 72.7% of the target total direct compensation for Mr. Bhutani and approximately 46.1%, on average, of the target total direct compensation for the other NEOs who were employed with us as of the end of the year.
In addition, for 2020, none of the target total direct compensation for Mr. Bhutani and approximately 33.0%, on average, of the total target direct compensation for the NEOs other than Mr. Bhutani consisted of time-based RSU awards, which further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.
Competitive Positioning
In October 2019, the Compensation Committee approved a compensation peer group to compare our executive compensation against the competitive market and inform the Compensation Committee's 2020 executive compensation decisions. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus and trajectory, including:
•similar revenue size - approximately 0.3x to 3.0x our revenue in our previous four fiscal quarters of approximately $2.8 billion;

•similar market capitalization - approximately 0.25x to 4.0x our market capitalization of $11.5 billion as of September 11, 2019;
•industry and business alignment; and
•similar revenue growth and adjusted EBITDA margin.
After consultation with our independent compensation consultant, Compensia, the Compensation Committee approved the following compensation peer group for 2020 executive compensation decisions:

Akamai Technologies, Inc.	IAC/InteractiveCorp	Verisign, Inc.
Citrix Systems, Inc.	LogMeIn, Inc.	Wayfair Inc.
Electronic Arts Inc.	Shopify Inc.	Wix.com Ltd.
Endurance International Group Holdings, Inc.	Square, Inc.	Workday, Inc.
ETSY, Inc.	Symantec Corporation	Yelp Inc.
Hubspot, Inc.	Twitter, Inc.	Zillow Inc.
The Compensation Committee expects to review our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the compensation peer group, as applicable.
Compensation Decision Process
Our executive compensation program is primarily administered by our Compensation Committee and our Board, as applicable. Our Chief Executive Officer and other members of our management team provide input where requested.
The compensation arrangement for each of our executive officers, including our NEOs (other than Mr. Bhutani and Mr. Daddario), was negotiated by the then Chief Executive Officer, and submitted to our Board or the Compensation Committee, as applicable, for approval. Each of the then Chief Executive Officer, our Board or the Compensation Committee, as applicable, exercised their judgment to set a total compensation package for these executive officers that was competitive as measured against their assessment of the market and the compensation packages of our then-existing executive team. In negotiating these packages, the then Chief Executive Officer considered the total compensation package that would be necessary to recruit or retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these new hire arrangements, the members of our Board relied on their experience and judgment, and that of the then Chief Executive Officer, and reviewed the then Chief Executive Officer's recommendations to ensure the compensation packages were appropriate based on the executive officer's title and position.
The compensation arrangement for Mr. Bhutani as Chief Executive Officer was negotiated by our Board. For Mr. Bhutani, our Board exercised its judgment to set compensation that would align his interests with our stockholders and incentivize him to lead us to achieve our business objectives over the long-term and recruit him to join GoDaddy in 2019. To inform its judgment, our Board reviewed competitive market data of compensation opportunities for Chief Executive Officers at comparable technology companies, past experience and anticipated future contributions in the role of Chief Executive Officer and internal pay equity, as well as compensation opportunities from his prior employer he would forfeit by accepting our offer. As part of our negotiations with Mr. Bhutani, we agreed to front load his equity compensation to 2019, and in exchange, he would not not receive an equity award in 2020. A complete description of the agreement entered into with Mr. Bhutani is set forth in the "Executive Employment Agreement" section below.
The compensation arrangement for Mr. Daddario was negotiated by Mr. Winborne. Mr. Daddario does not have a written employment agreement.
Adjustments to executive compensation for other NEOs have resulted from our desire to remain market competitive, to address retention concerns or to reflect changes in or recognition of an executive officer's title, authority or job responsibilities.
Our Compensation Committee engaged Compensia, to assist with 2020 executive compensation decisions, including providing support and specific analyses with regard to competitive market data as well as data on equity spending. The Compensation Committee and Board used the competitive market data to inform their judgment about 2020 executive compensation decisions but did not benchmark or target compensation of any executive officer to a specific percentile.

Compensia reports directly to our Compensation Committee and not to management, is independent from us and provides no other services to us.
Impact of 2020 Stockholder Advisory Vote on Compensation of NEOs
We conducted a say-on-pay vote at our 2020 Annual Meeting of Stockholders. 64.4% of the votes cast by stockholders were in favor of approving our NEOs' compensation. While evaluating our executive compensation program, the Compensation Committee and Board considered the results of this say-on-pay vote and proactively engaged with stockholders, in addition to contracting a third party compensation consultant to assist us with making the significant changes we made to our executive compensation program in 2020. The ultimate outcome was the re-designed executive compensation program laid out in this document, which better aligns executive incentives with those of our stockholders.
Role of Stockholder Engagement
We believe in the importance of regularly engaging with our stockholders. In particular, during 2020, we held meetings with sixteen of our top twenty active stockholders, which collectively represent approximately 64% of our outstanding shares. We also conducted two formal stockholder outreach initiatives, specifically to address concerns around executive compensation and other governance matters. In May and June, our Investor Relations department held meetings with many of our largest stockholders to gather feedback and better understand stockholder concerns around executive compensation. In December 2020, we conducted a virtual roadshow with our Board Chairman, Chuck Robel, our Chief Communications Officer, Karen Tillman, who also serves as executive sponsor of our ESG initiatives, and Mark Grant, Vice President of Investor Relations. During this roadshow, we met with stockholders representing 48% of our outstanding shares, including nine of our top ten largest active stockholders. We gathered their feedback and concerns, but also shared progress since the June meetings, introduced the substantial changes we made in 2020 to our compensation program outlined above, and discussed ways to further align GoDaddy's operations, policies, and programs with our stockholder interests.
The two most common areas of concern heard from stockholders in 2020 were executive compensation, and the classified nature of our Board of Directors. During our December roadshow, we shared multiple approaches we have considered for how we could address both concerns. The changes we made in 2020 to our compensation program and re-balancing of long-term incentives for NEOs were met with universally positive feedback from stockholders. We also received strong positive feedback on our commitment to explore options and timelines for potential declassification of our Board of Directors. As noted above, we are committed to presenting for Board consideration, a proposal to begin declassification of our Board beginning with the class of Directors up for election in 2023. If adopted by the Board, this proposal would be brought before the stockholders for a vote at our Annual Meeting of Stockholders in 2022.
We believe our proactive engagement with stockholders in 2020, coupled with the tangible, observable changes enacted in 2020, demonstrate GoDaddy's strong desire to align its operations, policies, and practices with the best interests of our stockholders.
We value feedback we receive from our stockholders and we seek to optimize our corporate governance by refining our relevant policies, procedures and practices. In addition to the engagement described above, we also communicate with our stockholders through a number of routine forums, including quarterly earnings calls, SEC filings, our annual report and proxy statement, our annual meeting of stockholders, investor meetings and conferences, and our Investor Relations site.
Components of Executive Compensation Program
The compensation program for our executive officers, including our NEOs, consists of the following primary components:
•base salary;
•short-term cash incentives;
•long-term equity incentives;
•broad-based employee benefits; and
•post-termination severance benefits.
We believe these five primary compensation components provide an executive compensation program that attracts and retains qualified individuals, links individual performance to corporate performance, focuses the efforts of our executive officers on the achievement of both our short- and long-term objectives and aligns our executive officers' interests with those of our stockholders.
The overall use and weight of each primary compensation element is based on our subjective determination of the importance of each element in meeting our overall objectives. As described above, we seek to make a significant amount of each executive officer's total potential compensation "at risk" based on corporate performance, including cash performance bonuses and performance-based equity awards, which are earned only if we achieve specified key short-term and long-term performance objectives. Components of compensation as a percentage of total actual compensation in 2020 for our CEO and for our other NEOs, respectively, are reflected in the graphs below (excluding compensation shown under "All Other Compensation" in the Summary Compensation Table):
In connection with the initial hiring of certain executive officers, we have provided cash sign-on bonuses or relocation benefits to attract and recruit qualified candidates, and in an amount and on terms our CEO and our Board determined are appropriate based on the candidate's anticipated title and position.
Base salary
We provide base salaries to compensate our employees, including our NEOs, for services rendered on a day-to-day basis. The 2020 base salary for each of our NEOs (other than Mr. Bhutani) was based on our subjective assessment of what amount would be market competitive based on his or her title and expected future contribution. Effective April 1, 2020, the base salaries for certain of our NEOs were increased by our Board as indicated in the table below, with input from Mr. Bhutani, taking into account competitive market data for their respective role, their past experience with us and expected future contributions. Except as noted below, we did not make any adjustments to the base salaries for any of our NEOs in 2020. Mr. Bhutani's base salary was set at the time he joined our company in 2019 and was approved by our Board.
The following table shows the annual base salaries for our NEOs as of December 31, 2020. The amounts in the "Salary" column of the "Summary Compensation Table" below represent the salary paid to our NEOs during 2020.

Name	Base Salary ($)
Aman Bhutani	1,000,000
Raymond E. Winborne(1)	525,000
James M. Carroll	515,000
Nick Daddario(3)	300,000
Nima J. Kelly(1)	525,000
Andrew N. Low Ah Kee(2)	550,000
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(1)    Mr. Winborne and Ms. Kelly's annual base salaries were each increased to $525,000 from $500,000, effective April 1, 2020.
(2)    Mr. Low Ah Kee's annual base salary was increased to $550,000 from $500,000, effective April 1, 2020. The payment of the annual base salary for Mr. Low Ah Kee was pro-rated based on his term of employment with us during 2020. Mr. Low Ah Kee resigned on November 13, 2020 and his base salary reflects that in effect as of his termination date.
(3)    Mr. Daddario's annual base salary was increased to $300,000 from $285,000, effective April 1, 2020.

Short-term incentives (annual cash bonuses)
Our short-term cash incentive program seeks to provide incentives to our executive officers, including our NEOs, to drive annual performance based on our operating plan. At the beginning of each year, our Board or Compensation Committee, with input from our management team, establishes performance goals and the formula for paying cash bonuses. The performance goals are intended to be stretch goals, which are attainable through focused efforts and leadership by our executive officers. Each executive officer is eligible to earn a portion of his or her target cash bonus opportunity based on the achievement against these pre-established performance goals and their relative weightings under the formula established by our Board or Compensation Committee for that year.
Effective April 1, 2020, Ms. Kelly's target cash bonus opportunity was increased to 100% of her base salary from 60% by our Board, with input from Mr. Bhutani, taking into account competitive market data, her past experience with us and expected future contributions. Except for this increase to Ms. Kelly's target cash bonus opportunity, we did not make any adjustments to the target cash bonus opportunity for any of our NEOs in 2020. Mr. Bhutani's target cash bonus opportunity was set through negotiations at the time he joined us in 2019 and was approved by our Board. To determine an NEO's actual bonus, a multiplier is calculated based on actual achievement against the performance objectives described below and is applied to the target cash bonus opportunity to determine the actual cash bonus.
The following table shows the target cash bonus opportunities for our NEOs for 2020:

Name	Target Bonus as a Percentage of Base Salary
Aman Bhutani	100%
Raymond E. Winborne	100%
James M. Carroll	60%
Nick Daddario	40%
Nima J. Kelly(1)	90%
Andrew N. Low Ah Kee(2)	100%
__________________________________________
(1)     Ms. Kelly's target cash bonus opportunity was increased to 100% of her base salary from 60%, effective April 1, 2020. The table reflects her prorated target bonus percentage applicable for 2020.
(2)     Mr. Low Ah Kee resigned on November 13, 2020 and did not receive a cash bonus for 2020.
2020 cash bonus plan. For 2020, the cash bonus plan consisted of two components: a corporate performance goal component (80% weight) and an individual performance goal component (20% weight). We believe this design provided the appropriate incentives for our executive officers, including our NEOs, to work collaboratively as a team to achieve important financial, business and strategic goals in our 2020 operating plan and to reward individual contributions. The corporate performance goal component was based on the achievement of certain levels of bookings and unlevered free cash flow. Our Board or Compensation Committee has reserved discretion to adjust the achievement levels and/or actual bonuses paid if they deem appropriate.
Our 2020 goals, which were established by our Board, were weighted as follows:

Performance Goal	Weighting
Bookings	50%
Unlevered Free Cash Flow	50%

Bookings. We calculate bookings for bonus plan purposes in the same manner as we disclosed in our 2020 Form 10-K. The following table describes the levels of bookings required to be achieved in 2020 and the corresponding multipliers applied to the portion of the eligible bonus (50% of the 2020 bonus) upon achievement of this performance goal:

Bookings(1)	Multiplier Allocated to Bookings
$3.875 billion and greater	A multiplier of 150% is allocated to achievement of this performance goal.
At least $3.675 billion but less than $3.875 billion	A multiplier between 50% and 150% is allocated to achievement of this performance goal, based on the level of achievement within the bookings range.
Less than $3.675 billion	No amount is payable with respect to this performance goal.
___________________________________________
(1)    If we achieved bookings in 2020 within $37 million of $3.775 billion, this would have resulted in 100% achievement of the 50% of bonus opportunity applicable to bookings.
Unlevered Free Cash Flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and restructuring and after purchases of property and equipment. Such liquidity can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.
The following table describes the levels of unlevered free cash flow required to be achieved in 2020 and the corresponding multipliers applied to the portion of the eligible bonus (50% of the 2020 bonus) upon achievement of this performance goal:

Unlevered Free Cash Flow(1)	Multiplier Allocated to Unlevered Free Cash Flow
$855 million and greater	A multiplier of 150% is allocated to achievement of this performance goal.
At least $815 million but less than $855 million	A multiplier between 50% and 150% is allocated to achievement of this performance goal, based on the level of achievement within the unlevered free cash flow range.
Less than $815 million	No amount is payable with respect to this performance goal.
___________________________________________
(1)    If we achieved unlevered free cash flow in 2020 within $10 million of $835 million, this would have resulted in 100% achievement of the 50% of bonus opportunity applicable to unlevered free cash flow.
Individual performance goals. The individual performance goals component was based on a qualitative assessment of each executive officer's individual performance for 2020 by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity.
2020 Results. Following the 2020 performance period, our Board, with the assistance of our management team, assessed our performance against the 2020 corporate performance goals and determined that we achieved bookings of $3.775 billion (resulting in a multiplier of 100% for the bookings performance goal) and unlevered free cash flow of $825.4 million (resulting in a multiplier of 100% for the unlevered free cash flow performance goal). This resulted in an aggregate achievement percentage of 100% for the corporate performance component.
Following the 2020 performance period, our Board conducted a qualitative assessment of each executive officer's performance in 2020 to determine his or her achievement percentage for the individual performance goals component. Our Board determined the individual performance goals component was achieved as to 100% for each NEO. Mr. Bhutani assisted our Board with this assessment for these NEOs, except that he did not provide input with respect to his own performance.
The cash bonus paid to each of these NEOs for 2020 is set forth in the "Summary Compensation Table" below.
Long-term incentives (equity awards)
We grant equity awards to motivate and reward our employees, including our executive officers and NEOs, for our long-term performance and thereby align the interests of our employees with those of our stockholders. Additionally, equity awards provide an important retention tool for all employees as the awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

Form of Equity Awards. In 2018 and 2019, we granted to certain executive officers, including certain of our NEOs, awards that consisted of a mix of stock options, RSUs, and PSUs, with one-third of each award in the form of stock options subject to time-based vesting, one-third of each award in the form of RSUs subject to time-based vesting, and one-third of each award in the form of PSUs. The stock options and RSUs generally vest over a four-year vesting period, and the PSUs generally vest only if (1) we achieve annual performance targets (bookings and unlevered free cash flow targets) for each of the four years following the grant date and (2) the recipient remains in service with us through the applicable vesting date. We believed this mix balanced our desire to provide additional retention incentives to our executive officers and also reward them only if we achieve sustainable growth in our business over the long-term.
In 2020, in consultation with Compensia, we made the following changes to our equity compensation program for executives consistent with practices of our peer companies: (1) we removed the stock option component, such that our 2020 equity compensation program for executive officers who received grants was 50% RSUs and 50% PSUs and (2) we changed the PSU program so that the PSUs vest based on achievement of a relative TSR metric over a three-year performance period. Accordingly, for 2020, we granted to each of Messrs. Winborne, Carroll, and Low Ah Kee an award that consists of the following mix of RSUs and PSUs:
•50% of the award was in the form of RSUs that vest over a four-year period, with 25% of the RSUs vesting on the first day of the month following the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter, subject to the NEO’s continued service with us through the applicable vesting date.
•50% of the award was in the form of PSUs that become eligible to vest based on the relative TSR of our Class A common stock as compared to a selected index of public internet companies, during a three-year performance period ending on December 31, 2022 (or upon a change in control that occurs before this date, as described in "Potential Payments Upon Termination or Change in Control" below), as follows: (1) 50% of the target number of PSUs will become eligible to vest if the TSR of our Class A common stock is at the 25th percentile, (2) 100% of the target number of PSUs will become eligible to vest if the TSR of our Class A common stock is at the 50th percentile, and (3) 200% of the target number of the PSUs will become eligible to vest if the TSR of our Class A common stock is at the 85th percentile. If the TSR of our Class A common stock falls between any of these percentile thresholds, the number of PSUs that will become eligible to vest is determined based on linear interpolation. Any PSUs that become eligible to vest are scheduled to vest on the later of the date our Compensation Committee determines the relative TSR or March 1, 2023, subject to the applicable NEO’s continued service with us through the applicable vesting date.
•Additional equity awards were granted to these NEOs to account for our transition to the TSR-based PSUs in 2020. These transitional equity awards were in the form of RSUs that vest over a two-year period, with one-third of the RSUs vesting on the first day of the month following the first anniversary of the applicable vesting commencement date and two-thirds of the RSUs vesting on the first day of the month following the second anniversary of the applicable vesting commencement date, subject to the NEO's continued service with us through the applicable vesting date. For each of these NEOs, the intended award value of this equity award was 20% of the intended award value of the other equity award granted to the NEO in 2020.
We believed this mix balanced our desire to provide additional retention incentives to our executive officers, reward them if our value increases relative to our peers (which benefits our stockholders), and be competitive with market practices. Under the terms of Mr. Bhutani's employment agreement with us, he agreed to receive annual focal awards beginning in 2021, in exchange for a larger equity award in connection with his hiring. Accordingly, no equity awards were granted to Mr. Bhutani in 2020.

The following table shows the history of our equity award granting practices with respect to our NEOs:

Year Granted	Type of Award	Vesting Schedule
2016 and 2017	Stock Options	50% of the equity award was in the form of stock options that vest and become exercisable over a four-year period as to 25% of the stock option each year on the anniversary of the applicable vesting commencement date, subject to the NEO's continued employment.
PSUs
50% of the equity award was in the form of PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets established by our Board or our Compensation Committee on an annual basis, subject to the applicable NEO's continued service with us through the applicable vesting date.

2018 and 2019	Stock options
One-third of the equity award was in the form of stock options that vest and become exercisable over a four-year period, as follows:
•For the stock option granted to Mr. Bhutani in 2019 in connection with his hire, 30% of the option vests on the first anniversary of the applicable vesting commencement date, 7.5% of the option vests in each of the following four quarters, and 5% of the options vests in each of the following eight quarters, subject to Mr. Bhutani's continued service with us through the applicable vesting date.
•For each of these stock options granted to our other NEOs, 25% of the stock option vests on the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter, subject to the NEO's continued service with us through the applicable vesting date.

RSUs
One-third of the equity award was in the form of RSUs that vest and become exercisable over a four-year period, as follows:
•For the RSUs granted to Mr. Bhutani in 2019 in connection with his hire, 30% of the RSUs vest on the first day of the month following the first anniversary of the applicable vesting commencement date, 7.5% of the RSUs vest in each of the following four quarters, and 5% of the RSUs vest in each of the following eight quarters, subject to Mr. Bhutani's continued service with us through the applicable vesting date.
•For each of these RSUs granted to our other NEOs, 25% of the RSUs vest on the first day of the month following the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter, subject to the NEO's continued service with us through the applicable vesting date.

PSUs
One-third of the equity award was in the form of PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets, subject to the NEO's continued service with us through the applicable vesting date. The performance targets are established by our Board or our Compensation Committee on an annual basis and reflect our current objectives for the growth of our business.

2020	RSUs	50% of the equity award was in the form of RSUs that vest and become exercisable over a four-year period with 25% of the RSUs vesting on the first day of the month following the first anniversary of the applicable vesting commencement date and then in equal quarterly installments thereafter, subject to the NEO's continued service with us through the applicable vesting date.
PSUs
50% of the equity award was in the form of PSUs that vest at the end of a 3-year performance period based on the relative total stockholder return of our Class A common stock as compared to a selected index of public internet companies, subject to the applicable NEO's continued service with us through the applicable vesting date. On the settlement date of the applicable performance period, a participant will receive shares of our Class A common stock ranging from 0% to 200% of the originally granted PSUs based on our relative TSR as compared to the companies within the selected index.

Certain NEOs have rights to vesting acceleration protections in the event of an involuntary terminations in connection with or apart from a change in control. See "Potential Payments Upon Termination or Change in Control" below for more information.
The material terms of these equity awards are set forth in the "Outstanding Equity Awards at Year End" table below.

Size of Equity Awards. We do not apply a rigid formula in determining the size of equity awards to our executive officers, including our NEOs. Instead, the size of equity awards is determined based on one or more, or a combination, of the following: the range of prior grants made to the executive team with consideration given to the nature of the position, the executive officer's experience, the executive officer's vested and unvested equity holdings in our company (if any), the equity opportunity the executive officer may have had with his or her prior employer, the competitive market, the amount of equity necessary to recruit him or her and current market conditions. Under the terms of Mr. Bhutani’s employment agreement he signed when he joined the Company in 2019, he agreed to be eligible for annual focal awards beginning in 2021, and therefore no equity awards were granted to him in 2020. Mr. Daddario received an equity award in December 2019 in connection with his appointment, and therefore no equity awards were granted to him in 2020.
The equity awards granted to our NEOs in 2020 (other than the equity award described in the "Special Equity Award" section below) cover the following number of shares of our Class A common stock:

Name	Total Award Value ($)(1)	Number of RSUs Granted	Number of PSUs Granted
Aman Bhutani	—	—	—
Raymond E. Winborne	6,000,000	50,118	35,798
James M. Carroll	3,000,000	25,059	17,899
Nick Daddario	—	—	—
Nima J. Kelly	—	—	—
Andrew N. Low Ah Kee(2)	6,000,000	50,118	35,798

(1)The award value was converted into a number of shares based on the volume weighted average trading price for the 30 days ending on the last trading day of the month prior to the grant date. The award value reflects the intended value of the NEO’s awards approved by the Board in 2020 and is not the same as the value reported for the named executive officer for 2020 in the “Equity Awards” column in the Summary Compensation Table.
(2)Mr. Low Ah Kee's 2020 equity awards were forfeited in their entirety upon his resignation.
Special Equity Award
In February 2020, we granted Ms. Kelly a special equity award with a total value of $2,400,000, or 34,366 time-based RSUs. 50% of the award vested on March 1, 2021. 50% of the award was scheduled to vest on March 1, 2022, but instead will vest according to the transition agreement that we and certain of our affiliates entered into with Ms. Kelly in connection with the announcement of her retirement, as described below.
Our Board approved this special equity award to provide an incentive for Ms. Kelly to remain with us and continue to make valuable contributions to our business. The size and vesting terms of this special equity award was determined by our Board after consideration of Ms. Kelly's expected future contributions to our business and her current equity holdings. The award value was converted into a number of shares based on the volume weighted average trading price for the 30 days ending on the last trading day of the month prior to the grant date. The material terms of Ms. Kelly's special equity award are set forth in the "Outstanding Equity Awards at Year End" table below. Ms. Kelly's special equity award is subject to certain vesting acceleration rights as described under "Potential Payments Upon Termination or Change in Control."
2020 performance-based vesting conditions
From 2016 through 2019, we granted to certain executive officers (including certain NEOs) PSUs that vest over a four-year period as to 25% of the PSUs each year based on achievement of annual bookings and unlevered free cash flow targets established by our Board or our Compensation Committee on an annual basis, subject to the applicable NEO’s continued service with us through the applicable vesting date.
Certain of these PSUs granted to our NEOs were considered granted in fiscal 2020 for accounting purposes because the underlying company performance targets were established in fiscal 2020, as indicated in footnote 2 to the Summary Compensation Table. These PSUs were eligible to vest based on our achievement of at least $3.737 billion in bookings and at least $825 million in unlevered free cash flow in 2020, subject to the applicable executive officer's continued service with us through the vesting date. Bookings and unlevered free cash flow are defined in the same manner as our 2020 cash bonus plan, as described above. Following the end of 2020, our Board, in consultation with management, reviewed our achievement against these performance objectives and determined we achieved bookings of $3.775 billion (resulting in 100% achievement for the bookings performance goal) and unlevered free cash flow of $825.4 million (resulting in 100% achievement for the unlevered free cash flow performance goal), resulting in the vesting of 100% of the applicable PSUs.
Broad-based employee benefits
Our compensation program for our executive officers, including our NEOs, includes benefits generally available to our other full-time employees, including participation in our patent incentive program. Offering these employee benefits serves to attract and retain our employees, including our NEOs. We anticipate our employee benefits programs will be reviewed periodically in order to ensure they continue to serve these purposes and remain competitive.
We maintain a tax-qualified Section 401(k) retirement savings plan for our NEOs and other employees who satisfy the eligibility requirements. Under this plan, participants may elect to make pre-tax or Roth contributions of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we provide matching contributions made by participants in the plan up to a maximum of 3.5% of eligible compensation annually, subject to limitations in our 401(k) plan applicable to highly compensated employees. We intend for the plan to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, enabling contributions by participants to the plan, and income earned on plan contributions, to not be taxable to participants until withdrawn from the plan. Additional benefits provided to our employees, including NEOs, consist of medical, dental, vision, short term disability, long term disability and life insurance benefits, and flexible spending accounts. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Our NEOs are also eligible to participate in our employee stock purchase plan, or ESPP, which is a purchase plan that allows our U.S. and non-U.S. employees to purchase shares at a discount on specified purchase dates during the year, on the same terms as other U.S. employees.
Employment Agreements
We consider maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of our company and stockholders. We have entered into employment agreements with certain key executives, including our NEOs.
Mr. Bhutani’s employment agreement (which was entered into connection with his hiring in 2019) provides that beginning in fiscal year 2021 and continuing for each fiscal year thereafter during his employment term, subject to the approval of our Board and his continued service as CEO on the respective grant date, Mr. Bhutani will receive an annual focal equity award in accordance with our Board’s and the Compensation Committee’s past practice, as determined in accordance with the employment agreement. The vesting schedule of these equity awards will be no less favorable than the vesting schedule generally applicable to the other executive officers’ contemporaneous grants. Mr. Bhutani’s employment agreement expires on December 31, 2024 (and is automatically extended for an additional one-year period, unless we or Mr. Bhutani provide the other party written notice at least 30 calendar days before the extension date that the employment term under the agreement will not be extended) and provides that Mr. Bhutani is an at-will employee.
Post-termination severance benefits and change in control benefits
The employment agreements with Messrs. Bhutani and Carroll provide assurances of specified severance benefits to each such NEO whose employment is subject to involuntary termination other than for cause or voluntary termination for good reason. We believe it is important to provide such individuals with severance benefits upon certain qualifying terminations of employment to secure their continued dedication to their work, without the distraction of negative economic consequences of potential termination. We believe these severance benefits, as compared with similarly situated individuals at companies with which we compete for talent, are appropriate since the benefits are subject to the executive officer’s entry into a release of claims in our favor. For more detail, see the section titled “Potential Payments Upon Termination or Change in Control.”
In addition, in connection with the announcement of the retirement of Mr. Winborne and Ms. Kelly in February 2021, we and certain of our affiliates entered into transition agreements with these NEOs, which provide for certain separation benefits. For more detail, see the section titled “Potential Payments Upon Termination or Change in Control.”
Tax considerations
We have not provided any of our executive officers or directors with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Section 280G or Code Section 409A. Code Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event an executive officer, director or other service provider receives "deferred compensation" not meeting the requirements of Code Section 409A.
Based on the limitations imposed by Code Section 162(m), publicly traded companies generally may receive a federal income tax deduction for compensation paid to their Chief Executive Officers and to certain of their other current and former highly compensated officers that qualify as "covered employees" within the meaning of Code Section 162(m) only if the compensation is less than $1,000,000 per person during any calendar year.
We do not currently have any employees at the GoDaddy Inc. level, and therefore the Code Section 162(m) limitations described above historically have not applied to us. However, final regulations issued by the Internal Revenue Service in December 2020 would result in us being subject to these Code Section 162(m) limitations, unless the compensation is paid pursuant to a written binding contract in effect on December 20, 2019 (and not materially modified after that date) or the compensation was paid on or before December 18, 2020.
In approving the amount and form of compensation for our executive officers in the future, we expect to consider the cost to us of providing such compensation, including the potential impact of Code Section 162(m), as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our Board or the Compensation Committee, as applicable, may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.
Accounting considerations
Accounting rules require us to measure the compensation expense for all share-based compensation awards made to our employees and directors, including stock options, RSUs, PSUs, and other stock-based awards, based on the "grant date fair value" of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. These rules also require us to recognize the "compensation cost" of our share-based compensation awards in our statements of operations over the period that the employee or director is required to render service in order to vest in the award.
Other Policies
Insider Trading Policy
We have an Insider Trading Policy that prohibits directors, officers, employees and agents (e.g., consultants and independent contractors) from doing the following:
•trading (or advising others to trade) our securities from the time such individuals obtain material, non-public information until that information has been publicly disclosed;
•trading in the shares of other companies about which such individuals learn material, non-public information through the course of their relationship with us;
•engaging in transactions in publicly traded options, such as put and calls, and other derivative securities with respect to our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities;
•engaging in short sales with respect to our securities; and
•for any such individuals that are required to comply with Section 16 of the Exchange Act or the blackout periods or pre-clearance requirements under the Insider Trading Policy (which includes all of our named executive officers that are currently employed by us), pledging Company securities as collateral for loans.
10b5-1 Trading Plans
As of the Record Date, four of our executive officers and directors were parties to 10b5-1 trading plans. In accordance with our policy, our officers and directors may also choose to enter into 10b5-1 trading plans in the future. We do not undertake any obligation to report 10b5-1 trading plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

Equity Grant Policy
The Compensation Committee has adopted a policy that provides that the number of shares for any future equity award grant (including awards made under our Outside Director Compensation Policy) will be determined by dividing the specified value by the per share price determined based on the volume weighted average price for the 30 trading days immediately preceding the last trading day of the month prior to the grant date (or in the case of an equity award granted in connection with the hire of an employee or the appointment of a non-employee director, immediately preceding the last trading day of the month prior to the month of the hire date or appointment date, as applicable).
Compensation Recovery Policy
We have adopted a Compensation Recovery Policy, or clawback policy pursuant to which we may seek the recovery of performance-based compensation paid by us. The Compensation Recovery Policy applies to our CEO and any executive officers during the relevant period. The Compensation Recovery Policy provides that if (i) we restate our financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than three years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) our Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct or gross negligence by such participant caused the material error and it would be in our best interests to seek from such participant recovery of the excess compensation, then our Compensation Committee may, in its sole discretion, seek repayment from such participant, and only if such participant was found to be directly responsible for the compensation recovery trigger.
Equity Ownership Guidelines (Officers)
We have adopted equity ownership guidelines for our executive officers. These guidelines provide that each executive officer is expected to attain a minimum equity interest ownership equal to two times (or six times, in the case of our CEO) his or her annual base salary (i) for existing executive officers, by December 31, 2025, and then throughout such officer's employment; and (ii) for any new executive officers, by the fifth anniversary of the date he or she commences employment, and then throughout such officer's employment.
As of December 31, 2020, our executive officers were on track to comply with the equity ownership guidelines within the applicable time periods.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the Compensation Committee:
Brian H. Sharples (Chairman)
Herald Y. Chen
Leah Sweet

Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities earned by our NEOs who served as executive officers during the 2020 fiscal year:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	Stock Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Aman Bhutani, Chief Executive Officer	2020	1,000,000	—	1,663,428	—	1,000,000	7,500	3,670,928
	2019	326,027	1,000,000	6,334,620	6,332,801	315,595	1,538	14,310,581
Raymond E. Winborne, Chief Financial Officer	2020	518,784	—	7,867,252	—	518,784	7,500	8,912,320
	2019	500,000	—	4,333,271	1,260,128	484,000	7,500	6,584,899
	2018	500,000	—	3,349,598	1,122,658	500,000	7,571	5,479,827
James M. Carroll, President of International Independents Business	2020	515,000	—	4,364,499	—	309,000	7,500	5,195,999
	2019	515,000	—	5,343,105	900,088	299,112	7,500	7,064,805
	2018	515,000	—	2,122,717	935,545	309,000	7,500	3,889,762
Nick Daddario, Chief Accounting Officer	2020	296,270	—	—	—	118,508	7,500	422,278
Nima J. Kelly, Chief Legal Officer, Executive Vice President and Secretary	2020	518,784	—	3,359,525	—	469,057	7,568	4,354,934
	2019	500,000	—	2,835,760	540,047	290,400	7,566	4,173,773
	2018	500,000	—	6,374,693	—	300,000	7,644	7,182,337
Andrew N. Low Ah Kee, Chief Operating Officer(6)	2020	492,885	—	9,204,321	—	—	15,961	9,713,167
	2019	500,000	—	6,260,679	1,800,175	484,000	7,500	9,052,354
	2018	448,077	—	3,260,917	2,245,316	270,000	7,500	6,231,810
_________________________________
(1)    The amounts in the "Bonus" column reflect sign-on bonuses paid to the NEO in connection with his hiring.
(2)    The amounts in the "Equity Awards" column reflect the aggregate grant date fair value of stock awards considered granted for accounting purposes during the applicable year, computed as described in Note 2 to our audited financial statements, which are included in our 2020 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual value realized or realizable by the NEO with respect to these awards, which value is only determinable after the shares underlying the applicable award vest. As described in the "Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)" section above, each award generally vests over a four-year period subject to the holder's continued service and, in the case of performance-based PSUs, only if we achieve the performance-based vesting conditions. As a result, the maximum amount realizable for any award per year during the vesting term is one-fourth of the shares underlying the award, excluding TSR-based PSUs that are eligible to vest only at the end of the applicable three-year performance period.

The following table lists the number of PSUs that had been granted in each of fiscal 2016 through fiscal 2018 that were considered granted in fiscal 2018 for accounting purposes because the underlying company performance targets were established in fiscal 2018 and the total fair value of such PSUs:

Name	Number of PSUs Granted in Fiscal 2016	Number of PSUs Granted in Fiscal 2017	Number of PSUs Granted in Fiscal 2018	Total Value of PSUs Considered Granted in Fiscal 2018 ($)
Raymond E. Winborne	33,433	—	4,066	2,349,687
James M. Carroll	12,986	4,203	3,389	1,289,417
Nima J. Kelly	11,105	12,019	6,230	1,839,322
Andrew N. Low Ah Kee	7,791	4,203	8,132	1,261,095

The following table lists the number of PSUs that had been granted in each of fiscal 2016 through fiscal 2019 that were considered granted in fiscal 2019 for accounting purposes because the underlying company performance targets were established in fiscal 2019 and the total fair value of such PSUs:

Name	Number of PSUs Granted in Fiscal 2016	Number of PSUs Granted in Fiscal 2017	Number of PSUs Granted in Fiscal 2018	Number of PSUs Granted in Fiscal 2019	Total Value of PSUs Considered Granted in Fiscal 2019 ($)
Raymond E. Winborne	33,432	—	4,066	4,188	3,071,008
James M. Carroll	12,986	4,203	3,389	2,992	1,736,402
Nima J. Kelly	11,106	12,018	6,230	1,795	2,294,747
Andrew N. Low Ah Kee	7,790	4,203	8,132	5,983	1,923,376

The following table lists the number of PSUs that had been granted in each of fiscal 2017 through fiscal 2019 that were considered granted in fiscal 2020 for accounting purposes because the underlying company performance targets were established in fiscal 2020 and the total fair value of such PSUs:

Name	Number of PSUs Granted in Fiscal 2017	Number of PSUs Granted in Fiscal 2018	Number of PSUs Granted in Fiscal 2019	Total Value of PSUs Considered Granted in Fiscal 2020 ($)
Aman Bhutani	—	—	24,924	1,663,428
Raymond E. Winborne	—	4,066	4,188	550,872
James M. Carroll	4,202	3,389	2,992	706,309
Nima J. Kelly	5,150	6,491	1,795	948,062
Andrew N. Low Ah Kee	4,202	8,132	15,954	1,887,941

As of December 31, 2020, the following number of PSUs were not yet considered granted for accounting purposes because the underlying company performance targets were not yet established by our Board:

	Performance Targets to be Established in
Name	Fiscal 2021	Fiscal 2022	Fiscal 2023	Total
Aman Bhutani	24,924	24,924	24,923	74,771
Raymond E. Winborne	8,254	4,188	—	12,442
James M. Carroll	6,378	2,991	—	9,369
Nima J. Kelly	1,795	1,795	—	3,590
(3)    The amounts in the "Stock Option Awards" column reflect the aggregate grant date fair value of stock options granted during the applicable year. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited financial statements, which are included in our 2020 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual value realized or realizable by the NEO with respect to these option awards, which value is only determinable after the shares underlying the applicable award vest and are exercised and only if the value of our Class A common stock exceeds the per share exercise price of the award. As described in the "Compensation Discussion and Analysis-Components of Executive Compensation Program-Long-term incentives (equity awards)" section above, each award generally vest over a four-year period subject to the holder's continued service. As a result, the maximum amount realizable for any award per year during the vesting term is one-fourth of the shares underlying the award.
(4)    Represents cash incentive compensation payments paid based on performance against the target corporate performance goal component and the individual performance goal components for the applicable annual performance period. In the case of Mr. Bhutani for 2019 and Mr. Low Ah Kee for 2020 and 2018, the amounts reflect a pro rated amount of his cash incentive compensation payment.
(5)    The amounts in the "All Other Compensation" column consist of certain benefits provided to our NEOs, which are generally available to our similarly situated employees, including 401(k) company matching. For 2020, this includes in the case for Mr. Low Ah Kee $8,461 in state mandated termination pay and $7,500 in 401(k) company matching.
(6)    Mr. Low Ah Kee resigned on November 13, 2020. All unvested stock options and equity awards were cancelled as of such date.

Grants of Plan-Based Awards During 2020
The following table presents information regarding grants of plan-based awards made to our NEOs during 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Equity Awards: Number of Securities Underlying Awards (#)(2)	All Other Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Option Awards ($/Share)	Grant Date Fair Value of Equity and Stock Option Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum
Aman Bhutani	N/A	500,000	1,000,000	N/A
	3/5/2020(5)				24,924	—	N/A	1,663,428
Raymond E. Winborne	N/A	259,392	518,784	N/A
	2/27/2020				85,916	—	N/A	7,316,380
	3/5/2020(5)				8,254	—	N/A	550,872
James M. Carroll	N/A	154,500	309,000	N/A
	2/27/2020				42,948	—	N/A	3,658,190
	3/5/2020(5)				10,583	—	N/A	706,309
Nick Daddario	N/A	59,254	118,508	N/A
Nima J. Kelly	N/A	234,529	469,057	N/A
	2/27/2020				34,366	—	N/A	2,411,463
	3/5/2020(5)				13,436	—	N/A	948,062
Andrew N. Low Ah Kee (4)	N/A	268,784	537,568	N/A
	2/27/2020				85,916	—	N/A	7,316,380
	3/5/2020(5)				28,288	—	N/A	1,887,941
_________________________________
(1)    The amounts represent target cash bonus amounts for 2020 assuming the achievement of the corporate and individual components at the target level. These amounts are subject to a minimum payment limitation of 50.0% based on achieving the minimum of the target performance objectives, with no maximum payment limitation. The material terms of the awards are discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Short-term incentives (annual cash bonuses)."
(2)    The amounts reflect the number of stock awards granted, as discussed in "Compensation Discussion and Analysis—Components of Executive Compensation Program—Long-term incentives (equity awards)." Each of these grants was made pursuant to the 2015 Plan. The vesting terms for each of these grants is described in "Outstanding Equity Awards at Year End." See footnote 2 to the Summary Compensation Table for a detail of PSUs not yet granted for accounting purposes.
(3)    The amounts reflect the aggregate grant date fair value of stock options, RSUs and PSUs granted during 2020. The assumptions we used to calculate these amounts are discussed in Note 2 to our audited financial statements, which are included in our 2020 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)    Mr. Low Ah Kee resigned on November 13, 2020. All unvested stock options and equity awards were cancelled as of such date. Mr. Low Ah Kee did not receive a non-equity incentive compensation payment for 2020.
(5)    Includes PSUs from prior years with an accounting grant date of March 5, 2020, which is the date our Board approved the vesting targets for fiscal 2020. See footnote 2 to the Summary Compensation Table for a detail of such PSUs.

Outstanding Equity Awards at Year End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2020:

	Stock Option Awards						Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Stock Options (#)	Stock Option Exercise Price ($)	Stock Option Expiration Date	Number of Unvested Shares (#)(2)	Market Value of Unvested Shares ($)(3)	Number of Unearned Shares or Other Rights (#)(4)(5)	Market or Payout Value of Unearned Shares or Other Rights ($)(3)
Aman Bhutani	9/4/2019	112,137	186,896	—	63.54	9/4/2029	69,786	5,788,749	99,695	8,269,700
Raymond E. Winborne	8/4/2016	10,797	—	—	31.78	8/4/2026	—	—	—	—
	2/23/2018	35,198	15,999	—	61.48	2/23/2028	5,083	421,635	8,132	674,549
	2/25/2019	20,851	26,808	—	75.35	2/25/2029	9,423	781,638	12,564	1,042,184
	2/27/2020	—	—	—	—	—	50,118(6)	4,157,288	35,798	2,969,444
James M. Carroll	2/27/2017	5,286	2,643	—	37.18	2/27/2027	—	—	4,202	348,556
	2/23/2018	5,333	13,333	—	61.48	2/23/2028	4,237	351,459	6,776	562,069
	2/25/2019	4,225	19,149	—	75.35	2/25/2029	24,681(7)	2,047,289	8,974	744,393
	2/27/2020	—	—	—	—	—	25,059(8)	2,078,644	17,899	1,484,722
Nick Daddario	12/4/2019	2,582	6,022	—	66.87	12/4/2029	4,309	357,432	—	—
Nima J. Kelly	2/27/2017	—	—	—	—	—	1,288	106,840	—	—
	2/23/2018	—	—	—	—	—	3,894	323,007	—	—
	9/12/2018	—	—	—	—	—	—	—	6,491(10)	538,428
	2/25/2019	8,936	11,489	—	75.35	2/25/2029	4,039	335,035	5,385	446,686
	2/27/2020	—	—	—	—	—	34,366(9)	2,850,660	—	—
_________________________________
(1)    Stock options become vested and exercisable over a four-year period as to 25% of the stock options on the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional three years, subject to the NEO's continued service through each applicable vesting date.
(2)    Unless otherwise disclosed, RSUs vest over a four-year period as to 25% on the first day of the month following the first anniversary of the applicable vesting commencement date and then quarterly vesting in equal installments for an additional three years, subject to the NEO's continued service through each applicable vesting date.
(3)    Market values are determined by multiplying the number of shares by the fair market value per share of our Class A common stock on December 31, 2020 of $82.95 at market close.
(4)    PSUs granted prior to 2020 vest over a four-year period as to 25% of the award vesting each year based on achievement of annual performance targets established by our Board or the Compensation Committee, subject to the NEO's continued service through each applicable vesting date.
(5)    PSUs granted in 2020 vest at the end of the three-year performance period based on our relative TSR as compared to the selected index, subject to the NEO's continued service through the applicable vesting date.
(6)    Includes 4,775 RSUs that vested on March 1, 2021 and 9,545 RSUs scheduled to vest on March 1, 2022.
(7)    Includes 17,950 RSUs that vested on March 1, 2021.
(8)    Includes 2,388 RSUs that vested on March 1, 2021 and 4,772 RSUs scheduled to vest on March 1, 2022.
(9)    Includes 17,183 RSUs that vested on March 1, 2021 and 17,183 RSUs scheduled to vest on March 1, 2022, but instead will vest according to the terms of Ms. Kelly's transition agreement, as described below.
(10)    PSUs vest based on achievement of individual performance targets established by our Board or the Compensation Committee for 2020, subject to the NEO's continued service through the applicable vesting date.

Stock Option Exercises and Stock Awards Vesting During 2020
The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of RSUs and PSUs during 2020 by each of our NEOs. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the stock options. The value realized on vesting of RSUs and PSUs is calculated based on the closing market price of our common stock on the applicable vesting date.

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Aman Bhutani	—	—	29,909	2,314,658
Raymond E. Winborne	220,000	9,868,506	53,081	3,996,711
James M. Carroll	94,275	3,297,498	50,142	3,683,477
Nick Daddario	—	—	1,847	133,150
Nima J. Kelly	17,147	742,179	55,289	4,069,650
Andrew N. Low Ah Kee	229,518	9,245,047	61,123	4,679,238
______________________________________
(1)    Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2020.
(2)    Calculated by multiplying (i) the difference between (x) the sale price for shares of Class A common stock sold concurrently with the exercise of an option, and if not, the fair market value of common stock on the option exercise date, which was determined using the closing price on the New York Stock Exchange of a share of Class A common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of Class A common stock acquired upon exercise.
Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
Each of our NEOs (other than Mr. Daddario) entered into an employment agreement with us that provides for certain severance benefits. Except for the employment agreement with Mr. Low Ah Kee (who resigned effective November 13, 2020), each of these employment agreements was in effect on December 31, 2020. However, in connection with the announcement of the retirement of Mr. Winborne and Ms. Kelly, in February 2021, we and certain of our affiliates entered into a transition agreement with each of these NEOs, which replaced their employment agreements.
The following is a summary of the severance benefits under the employment agreements with our NEOs that were in effect on December 31, 2020.
Potential Payments if Terminated by Us Without “Cause” or by the NEO for “Good Reason” Not Related to a Change in Control. If an NEO’s employment is terminated either by us without “cause” (other than by reason of death or “disability”) or by the NEO for “good reason”, and in each case the termination occurs outside of the period beginning three months prior to and ending 18 months following a “change in control” (as defined in his or her employment agreement, and such period, the Change in Control Period), the NEO would receive a lump sum cash severance payment equal to the following:
•the following percentage of the NEO’s annual base salary rate as then in effect: (i) 100% for Messrs. Bhutani and Winborne, (ii) 75% for Ms. Kelly, and (iii) 50% for Mr. Carroll; plus
•any earned but unpaid annual cash bonus for a prior year; plus
•a pro-rated amount of the target annual cash bonus for the year of termination; plus
•the cost of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for (i) 18 months for Mr. Bhutani, (ii) 12 months for Mr. Winborne, (iii) 9 months for Ms. Kelly, and (iv) 6 months for Mr. Carroll.
In addition, under his employment agreement, upon such a termination of his employment, Mr. Bhutani is entitled to acceleration of his time-based equity awards that would have vested in the next 12 months and acceleration of the prorated portion of his performance-based equity awards that would have vested based on actual performance during any performance period ending in the next 12 months (with any individual performance criteria deemed fully satisfied).

In addition, under her employment agreement, if Ms. Kelly's employment ends for a reason other than a termination by us for "cause," then all of her unvested equity awards granted on or before the first quarter of 2018 will have their vesting accelerated.
Potential Payments if Terminated by Us Without “Cause” or by the NEO for “Good Reason” During the Change in Control Period. Except in the case of Ms. Kelly, if the NEO’s employment is terminated either by us without “cause” (other than by reason of death or “disability”) or by the NEO for “good reason” during the Change in Control Period, the NEO will receive a lump sum cash severance payment equal to the following:
•150% of the NEO’s annual base salary rate as then in effect (75%, in the case of Mr. Carroll); plus
•any earned but unpaid annual cash bonus for a prior year; plus
•150% of the target annual cash bonus for the year of termination (75%, in the case of Mr. Carroll) or, if higher, the date immediately prior to the change in control; plus
•the cost of health insurance under COBRA for (i) 18 months for Mr. Bhutani, (ii) 12 months for Mr. Winborne, and (iii) 9 months for Mr. Carroll.
In addition, under his employment agreement, Mr. Bhutani is entitled to acceleration of all of his time-based and performance-based equity awards (with performance measured at the greater of target or actual performance).
If during the Change in Control Period Ms. Kelly's employment was terminated under the circumstances described above, she would receive the same severance benefits that she would receive for such a termination that occurs outside of the Change in Control Period, as described above.
Termination by Reason of Death or “Disability.” If an NEO’s employment terminates by reason of death or “disability” (as such term is defined in his or her employment agreement), the NEO would receive a lump sum cash severance payment equal to the following:
•any earned but unpaid annual cash bonus for a prior year; plus
•a pro-rated amount of the target annual cash bonus for the year of termination.
In order to receive the cash and/or equity acceleration severance benefits described above, the NEO must sign and not revoke a release of claims in our favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement, as applicable, for up to twelve months as set forth in his or her employment agreement following the termination date.
In the event any of the payments provided for under these employment agreements, or otherwise payable to the NEO, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he or she would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment agreement with any of our NEOs provides for any tax gross-up payments.
Severance Guidelines
Mr. Daddario does not have a written employment agreement that provides him with contractual severance or change in control benefits. Based on his position within our company, Mr. Daddario is eligible under our company severance guidelines to receive severance benefits if he is terminated without cause, in an amount equal to two weeks of his base salary, plus an additional two weeks of base salary for every year of service with our company, plus reimbursement of COBRA premiums for the equivalent period. In addition, Mr. Daddario may be eligible for four weeks of base salary for waiving certain claims against the Company.
2020 PSU Awards
For the PSUs granted to our NEOs in 2020, if a Change in Control (as defined in the 2015 Plan) occurs before the last day of the performance period, then the performance period will be shortened to end five business days before the Change in Control and the Compensation Committee will certify in writing the extent to which the relative TSR metric is achieved immediately before the Change in Control. Any PSUs that become eligible to vest according to the previous sentence will be eligible to vest on December 31, 2022, subject to the applicable NEO's continued service with us through the applicable vesting date.
The following tables summarize the amount of the severance benefits that each NEO (other than Messrs. Daddario and Low Ah Kee) would receive under his or her employment agreement in the event his or her employment with us was terminated on December 31, 2020, under the circumstances described above:
Termination of Employment by Us Without "Cause" or by NEO for "Good Reason" Unrelated to a Change in Control

Name	Salary Severance ($)(1)	Bonus Severance ($)(2)	Accelerated Vesting of Equity Awards($)(3)	Value of Health Care Coverage Benefit ($)(4)	Total ($)
Aman Bhutani	1,000,000	1,000,000	6,144,476	33,948	8,178,424
Raymond E. Winborne	525,000	518,784	—	19,731	1,063,515
James M. Carroll	257,500	309,000	—	11,316	577,816
Nima J. Kelly	393,750	469,057	968,275	11,747	1,842,829
Nick Daddario	80,769	—	—	10,690	91,459
__________________________________
(1)    This amount is based on each NEO's base salary as was in effect on December 31, 2020.
(2)    This amount is based on each NEO's target cash bonus amount as was in effect on December 31, 2020.
(3)    The amount represents the intrinsic value of the equity awards held by Mr. Bhutani and Ms. Kelly that would vest on an accelerated basis in connection with termination of employment outside the Change in Control Period pursuant to Mr. Bhutani's and Ms. Kelly's employment agreements and described under the "Equity Benefits" section above. For this purpose, we are assuming an achievement level of 100% for any performance-based awards. The intrinsic value of the accelerated portions of each award is determined by multiplying (a) the fair market value per share of our Class A common stock on December 31, 2020 of $82.95 (and, in the case of stock options, less the exercise price per share in effect under each stock option) by (b) the number of unvested shares that would vest on an accelerated basis under such award (and, in the case of performance-based awards, assuming performance is achieved at target levels). This amount assumes the accelerated vesting resulting from the termination of employment occurred on December 31, 2020.
(4)    This amount represents the lump sum payment of the cost of health insurance under COBRA for the applicable number of months pursuant to the NEO's employment agreement or our severance guidelines, as applicable, and described under the "Equity Benefits" section above.
Termination by Us Without "Cause" or by the NEO for "Good Reason" in Connection with a Change in Control

Name	Salary Severance ($)(1)	Bonus Severance ($)(2)	Accelerated Vesting of Equity Awards($)(3)	Value of Health Care Coverage Benefit ($)(4)	Total ($)
Aman Bhutani	1,500,000	1,500,000	17,686,100	33,948	20,720,048
Raymond E. Winborne	787,500	778,176	—	19,731	1,585,407
James M. Carroll	386,250	231,750	—	16,974	634,974
Nima J. Kelly	393,750	281,434	968,275	11,747	1,655,206
Nick Daddario	80,769	—	—	10,690	91,459
_________________________________
(1)    This amount is based on each NEO's base salary as was in effect on December 31, 2020.
(2)    This amount is based on each NEO's target cash bonus amount as was in effect on December 31, 2020.
(3)    The amount represents the intrinsic value of the equity awards held by Mr. Bhutani and Ms. Kelly that would vest on an accelerated basis in connection with termination of employment during the Change in Control Period pursuant to Mr. Bhutani's and Ms. Kelly's employment agreements and described under the "Equity Benefits" section above. For this purpose, we are assuming an achievement level of 100% for any performance-based awards. The intrinsic value of the accelerated portions of each award is determined by multiplying (a) the fair market value per share of our Class A common stock on December 31, 2020 of $82.95 (and, in the case of stock options, less the exercise price per share in effect under each stock option) by (b) the number of unvested shares that would vest on an accelerated basis under such award (and, in the case of performance-based awards, assuming performance is achieved at target levels). This amount assumes the accelerated vesting resulting from the termination of employment occurred on December 31, 2020.
(4)    This amount represents the lump sum payment of the cost of health insurance under COBRA for the applicable number of months pursuant to the NEO's employment agreement and described under the "Equity Benefits" section above.

Raymond Winborne Transition Agreement
In February 2021, the Company announced that Mr. Winborne would retire from his positions with the Company effective as of June 30, 2021, or such earlier date as a new Chief Financial Officer of the Company is appointed, or the Winborne Transition Date, and in connection with this announcement, the Company and certain of its affiliates entered into a transition agreement with Mr. Winborne in February 2021, or the Winborne Transition Agreement, that sets forth the terms of Mr. Winborne’s employment through June 30, 2021, or the Winborne Retirement Date.

The Winborne Transition Agreement provides that Mr. Winborne will remain an employee on a full-time basis through the Winborne Transition Date as Chief Financial Officer and, if a new Chief Financial Officer of the Company is appointed prior to Winborne Transition Date, thereafter as a strategic advisor through the Winborne Retirement Date.
The Winborne Transition Agreement provides that Mr. Winborne will continue to receive his current compensation and benefits (including Company equity award vesting) through the Winborne Retirement Date, other than as described in this paragraph. Mr. Winborne will not participate in the Company’s 2021 bonus plans. On the Winborne Retirement Date, Mr. Winborne will become entitled to receive the following separation consideration, subject to him signing and not revoking a release of claims with the Company, (i) a lump sum cash payment equal to $262,500, which payment equals a pro-rated amount of his target bonus opportunity for 2021, (ii) payment of premiums for continuation coverage for Mr. Winborne and his eligible dependents under COBRA for a period of up to 12 months following the Winborne Retirement Date, and (iii) extension of the period in which Mr. Winborne has to exercise his outstanding and vested options until December 31, 2021, subject to earlier termination under the Company’s equity incentive plan, each as set forth in the Winborne Transition Agreement. Mr. Winborne will continue to serve as the Company’s principal financial officer until the Winborne Transition Date.
Nima Kelly Transition Agreement
In February 2021, the Company also announced that Ms. Kelly would retire from her positions with the Company effective as of June 30, 2021, or such earlier date as a new Chief Legal Officer of the Company is appointed, or the Kelly Transition Date, and in connection with this announcement, the Company and certain of its affiliates entered into a transition agreement with Ms. Kelly in February 2021, or the Kelly Transition Agreement, that sets forth the terms of Ms. Kelly’s employment through December 31, 2021, or the Kelly Retirement Date.
The Kelly Transition Agreement provides that Ms. Kelly will remain an employee on a full-time basis through the Kelly Transition Date as Chief Legal Officer, Executive Vice President and Secretary and, if a new Chief Legal Officer of the Company is appointed prior to Kelly Transition Date, thereafter as a strategic advisor. On the Kelly Transition Date, Ms. Kelly will be employed as a strategic advisor on a part-time basis through the Kelly Retirement Date.
The Kelly Transition Agreement provides that Ms. Kelly will continue to receive her compensation and benefits (including Company equity award vesting) through the Kelly Transition Date, other than as described in this paragraph. Between the Kelly Transition Date and the Kelly Retirement Date, Ms. Kelly will receive a gross monthly salary of $20,000, continue to vest in her Company equity awards in accordance with the equity documents, and participate in employee benefit plans. If, during the period she is a strategic advisor, she is no longer eligible to participate in the health plans, a Company affiliate will pay for the premium costs for her and her eligible dependents to continue coverage pursuant to COBRA for up to 12 months from the date she is no longer eligible for COBRA coverage. On the Kelly Transition Date, Ms. Kelly also will become entitled to receive a lump sum cash payment of her accrued paid-time off balance, in the amount of $121,154. Ms. Kelly will not participate in the Company’s 2021 bonus plans. On the Kelly Retirement Date, 100% of her equity award with a grant date of February 23, 2018 will immediately vest as to 779 shares, and Ms. Kelly will become entitled to receive the following separation consideration, subject to her signing and not revoking a release of claims with the Company, (i) a lump sum cash payment equal to $262,500, which payment equals a pro-rated amount of her target bonus opportunity for 2021, and (ii) the portion of her equity award with a grant date of February 28, 2020 that is scheduled to vest on March 1, 2022 will immediately vest as to 17,183 shares, each as set forth in the Kelly Transition Agreement. Ms. Kelly will continue to serve as the Company’s Chief Legal Officer, Executive Vice President and Secretary until the Kelly Transition Date.

CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of our CEO, Mr. Bhutani, and the total annual compensation of our median employee (other than Mr. Bhutani). For our last completed fiscal year, which ended December 31, 2020:
•The median of the total annual compensation of all of our employees (other than Mr. Bhutani and including our consolidated subsidiaries) was $77,603.
•Mr. Bhutani's total annual compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,670,928.
•Based on the above, for fiscal 2020, the ratio of Mr. Bhutani's total annual compensation to the median of the total annual compensation of all employees was 47 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and is based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratios. Accordingly, the pay ratios disclosed by other companies may not be comparable to our pay ratio as disclosed above.
The methodology we used to calculate the pay ratio is as follows:
•We determined the median of the total annual compensation of our employees as of December 31, 2020, at which time we (including our consolidated subsidiaries) had 6,535 full-time and 86 part-time and temporary employees, 4,765 of whom were located in the United States, or the U.S., and 1,856 (or approximately 28% of our total employee population) of whom were located outside of the U.S. In accordance with the permitted methodology for determining the "median employee", we excluded from our calculations (i) 159 employees who are located outside of the U.S. (or approximately 2% of our total employee population) who were hired in connection with mergers and acquisitions completed in 2020; and (ii) 313 other employees, representing less than 5% of our total employee population, who are located outside of the U.S. in the following countries: 6 in Australia, 21 in Brazil, 55 in Canada, 22 in China, 20 in France, 28 in India, 5 in Israel, 5 in Mexico, 10 in the Netherlands, 3 in Norway, 102 in Serbia, 6 in Singapore, 27 in Spain and 3 in Switzerland.
•To determine the median employee for 2020, we then compared the amount of salary, wages and tips of our employees (other than the excluded employees described above), as reflected in our payroll records for the year ending December 31, 2020. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the wages paid to any employee.
•Once we identified our median employee for 2020, we determined the median employee's total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. With respect to Mr. Bhutani's total annual compensation, we used the amount reported in the "Total" column of the 2020 Summary Compensation Table included in the Proxy Statement.
Risk Assessment and Compensation Practices
Our management assesses and discusses with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:
•our incentive compensation plan reflects a pay for performance philosophy rewarding NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;
•our equity awards generally include multi-year vesting schedules requiring long-term employee commitment; and
•we regularly monitor short- and long-term compensation practices to determine whether management's objectives are satisfied.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Stock Options, Warrants and Rights ($/Share)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(2)
Equity compensation plans approved by stockholders	8,671,914	52.75	31,421,636
Equity compensation plans not approved by stockholders	888,228	14.32	—
Total	9,560,142		31,421,636
_________________________________
(1)    The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs or PSUs, as such awards do not have an exercise price.
(2)    Includes shares available for future issuance under our equity incentive plan and our employee stock purchase plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 31, 2021 by:
•each of our named executive officers;
•each person or group, who beneficially owned more than 5% of our common stock; and
•all of our current directors and executive officers as a group.
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common) on a one-for-one basis, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o GoDaddy Inc., 14455 N. Hayden Road, Scottsdale, Arizona 85260.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Class A Common Stock(2)		Number of Shares Class B Common Stock		Combined Voting Power(3)
	Number	%	Number	%	Number	%
Directors and Named Executive Officers:
Aman Bhutani	181,310	*	—	*	181,310	*
Raymond E. Winborne	127,034	*	—	*	127,034	*
Nima J. Kelly	67,652	*	100,000	20.9%	167,652	*
Nick Daddario	4,948	*	—	*	4,948	*
Herald Y. Chen	3,082	*	—	*	3,082	*
Caroline Donahue	5,809	*	—	*	5,809	*
Mark Garrett	6,789	*	—	*	6,789	*
Charles J. Robel	113,435	*	—	*	113,435	*
Ryan Roslansky	5,809	*	—	*	5,809	*
Brian H. Sharples	10,098	*	—	*	10,098	*
Leah Sweet	3,235	*	—	*	3,235	*
Lee E. Wittlinger(4)	3,082	*	—	*	3,082	*
All current executive officers and directors as a group (12 persons)	532,283	*	100,000	20.9	632,283	*
5% Equity Holders:
Entities affiliated with Vanguard(5)	15,972,633	9.5%	—	*	15,972,633	9.5%
Entities affiliated with Wellington(6)	14,606,966	8.7%	—	*	14,606,966	8.6%
Entities affiliated with Capital Research(7)	11,551,988	6.9%	—	*	11,551,988	6.8%
Entities affiliated with Fidelity(8)	11,149,934	6.6%	—	*	11,149,934	6.6%
Entities affiliated with Select Equity(9)	10,592,947	6.3%	—	*	10,592,947	6.3%
Entities affiliated with BlackRock(10)	9,283,734	5.5%	—	*	9,283,734	5.5%

*    Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)     Subject to the terms of the Exchange Agreement, shares of our Class B common stock (together with the corresponding LLC Units) are exchangeable for shares of our Class A common stock on a one-for-one basis. See the section titled "Certain Relationships and Related Party and Other Transactions-Exchange Agreement."
(2)     Class A common stock beneficially owned includes shares issuable upon exercise of outstanding equity awards exercisable within 60 days of March 31, 2021 as follows:

Name of Beneficial Owner	Number of Awards
Aman Bhutani	142,042
Raymond E. Winborne	20,905
Nima J. Kelly	12,267
Nick Daddario	3,334
Charles J. Robel	53,627
All current executive officers and directors as a group (12 persons)	232,175
(3)    Represents percentage of voting power of the Class A common stock and Class B common stock of GoDaddy voting together as a single class.
(4)    The address of Mr. Wittlinger is c/o Silver Lake Partners, 2775 Sand Hill Road #100, Menlo Park, CA 94025.
(5)    Based on information reported by The Vanguard Group, or Vanguard, on Schedule 13G filed with the SEC on February 10, 2021. Of the shares of Class A common stock beneficially owned, Vanguard reported that it has shared voting power over 175,711 shares, sole dispositive power over 15,573,472 shares and shared dispositive power over 399,161 shares. Vanguard listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(6)    Based on information reported by Wellington Management Group LLP, or Wellington, on Schedule 13G filed with the SEC on February 4, 2021. Of the shares of Class A common stock beneficially owned, Wellington reported shared voting power over 13,459,084 shares and shared dispositive power over all of the shares. Wellington listed its address as 280 Congress Street, Boston, MA 02210.
(7)    Based on information reported by Capital International Investors, a division of Capital Research and Management Company, or Capital Research, on Schedule 13G filed with the SEC on February 16, 2021. Of the shares of Class A common stock beneficially owned, Capital Research reported sole voting power over 11,140,252 shares and sole dispositive power over all of the shares. Capital Research listed its address as 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(8)    Based on information reported by FMR LLC, or Fidelity, on Schedule 13G filed with the SEC on February 8, 2021. Of the shares of Class A common stock beneficially owned, Fidelity reported that it has sole voting power with respect to 669,441 shares and sole dispositive power with respect to all of the shares. Fidelity listed its address as 245 Summer Street, Boston, MA 02210.
(9)    Based on information reported by Select Equity Group, L.P., or Select Equity, on Schedule 13G filed with the SEC on February 12, 2021. Of the shares of Class A common stock beneficially owned, Select Equity reported shared voting power and shared dispositive power over all of the shares. Select Equity listed its address as 380 Lafayette Street, 6th Floor, New York, NY 10003.
(10)    Based on information reported by BlackRock, Inc., or BlackRock, on Schedule 13G filed with the SEC on January 29, 2021. Of the shares of Class A common stock beneficially owned, BlackRock reported sole voting power over 8,162,671 shares and sole dispositive power over all of the shares. BlackRock listed its address as 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
We describe below transactions, and series of similar transactions, during 2020 to which we were a party, or will be a party, in which:
•the amounts involved exceeded, or exceeds, $120,000; and
•any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had, or will have, a direct or indirect material interest.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Policies and Procedures for Related Party Transactions
Our Audit and Finance Committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A common stock and Class B common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit and Finance Committee charter provides that our Audit and Finance Committee shall review and approve or disapprove any related party transactions.
Desert Newco Amended and Restated Limited Liability Company Agreement
We directly, or indirectly through our wholly owned subsidiaries GD Subsidiary Inc. and GD Subsidiary II Inc., hold LLC Units in Desert Newco and are its sole managing member. Desert Newco is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income is allocated to its unit holders, including us. As the sole managing member, we have the right to determine when distributions will be made to the members of Desert Newco and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the unit holders, including us, pro rata in accordance with their respective ownership interest, provided that we, as sole managing member, are entitled to non-pro rata distributions for certain fees and expenses.
In addition to tax expenses, we also incur expenses related to our operations. We intend to cause Desert Newco to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow us to pay our taxes and operating expenses. In 2020, we made substantial payments to settle our obligations under tax receivable agreements, or the TRAs, for which we received a corresponding distribution from Desert Newco. See "Tax Receivable Agreements" below for further discussion regarding this settlement.
Exchange Agreement
In connection with the consummation of our IPO, we and the Desert Newco pre-IPO owners entered into the Exchange Agreement under which they (or certain permitted transferees thereof) were granted the right, subject to the terms of the Exchange Agreement, to exchange their LLC Units (together with a corresponding number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units or all of the vested LLC Units held by such owner.
The LLC Agreement provides that as a general matter, each of Desert Newco's pre-IPO owners does not have the right to exchange LLC Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the pre-IPO owner may be subject or would cause a technical tax termination of Desert Newco.
We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that Desert Newco is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by us is correspondingly increased as we acquire the exchanged LLC Units, and a corresponding number of shares of Class B common stock are canceled.

Tax Receivable Agreements
Concurrent with the completion of our IPO, we became a party to five TRAs with our pre-IPO owners, which included entities affiliated with certain current or former directors. As described in Note 16 to our audited financial statements, which are included in our 2020 Form 10-K, on July 31, 2020, we entered into settlement and release agreements with respect to four of the TRAs, and an amendment to the fifth TRA, pursuant to which we settled all liabilities under the TRAs in exchange for aggregate payments totaling $850.0 million. Upon payment, we were released from all obligations to the parties to the TRAs, including the holders of unexchanged LLC Units, and we retained all of the future cash tax savings from the utilization of the tax attributes we acquired as a result of acquisitions or exchanges of LLC Units subject to the TRAs.
Other Transactions
From time to time in the ordinary course of business, we do business with companies affiliated with our directors. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis. Amounts paid to such companies exceeding $120,000 in 2020 were as follows:

Entity Name	Amount Paid ($ in millions)
Optiv Security, Inc.	$1.7
LinkedIn Corporation	1.5
Yelp Inc.	0.8
Cisco Systems, Inc.	0.7
PayPal Holdings, Inc.	0.7
Avalara, Inc.	0.3
Teach For America, Inc.	0.1
Limitation of Liability and Indemnification of Executive Officers and Directors
Our Certificate contains provisions limiting the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or involving intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, or DGCL; or
•any transaction from which they derived an improper personal benefit.
Any amendment to or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors is further limited to the greatest extent permitted by the DGCL.
In addition, our Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating they were not required to file these forms, we believe that during 2020, all Section 16(a) filing requirements were satisfied on a timely basis, except for (i) Mr. Carroll's Form 4 filed on March 3, 2020; (ii) Ms. Kelly's Form 4 filed on March 3, 2020; (iii) Mr. Low Ah Kee's Form 4s filed on March 3, 2020 and March 16, 2020; and (iv) Mr. Winborne's Form 4 filed on March 3, 2020.
2020 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2020 are included in our 2020 Form 10-K. This proxy statement and our 2020 annual report are posted on our website at https://aboutus.godaddy.net/investor-relations/financials and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2020 annual report without charge by sending a written request to GoDaddy Inc., Attention: Investor Relations, 14455 N. Hayden Road, Scottsdale, Arizona 85260.
* * *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important for your shares of our common stock to be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Scottsdale, Arizona
April 22, 2021

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/GDDY** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-490-6838** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must register to attend the meeting online and/or participate at www.proxydocs.com/GDDY

GoDaddy Inc.

Annual Meeting of Stockholders

For Stockholders as of record on April 12, 2021

TIME: Wednesday, June 02, 2021 08:00 AM, PDT

PLACE: 2021 Annual Meeting to be held live via the internet - please visit www.proxydocs.com/GDDY for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Aman Bhutani as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him to vote all the shares of capital stock of GoDaddy Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In his discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

GoDaddy Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	WITHHOLD		
	1.01 Herald Y. Chen	☐	☐		FOR
	1.02 Brian H. Sharples	☐	☐		FOR
	1.03 Leah Sweet	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐	FOR
3.	To approve named executive officer compensation in a non-binding advisory vote.	☐	☐	☐	FOR

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date Signature (if held jointly) Date